The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-151384 and 333-151384-1
SUBJECT TO COMPLETION, DATED JUNE 18, 2008
Prospectus Supplement
(to Prospectus dated June 16, 2008)

Southwest Capital Trust II

$30,000,000
% Trust Preferred Securities
(liquidation amount $25.00 per security)
fully and unconditionally guaranteed, as described herein, by

Southwest Capital Trust II, a Delaware statutory trust, will issue the Trust Preferred Securities. Each Trust Preferred Security represents an undivided, indirect, beneficial interest in the Trust. The only assets of the Trust will be the     % Junior Subordinated Debentures due 2038 issued by Southwest Bancorp, Inc., which we refer to as the “Debentures.” The Debentures have the same payment terms as the Trust Preferred Securities, and the Trust will pay distributions on the Trust Preferred Securities only from the proceeds, if any, of interest payments on the Debentures.

The Debentures will bear interest from and including the date of original issuance at the annual rate of     % of their principal amount, payable quarterly in arrears on each March 15, June 15, September 15, and December 15, commencing on September 15, 2008.

We have the right, on one or more occasions, to defer the payment of interest on the Debentures for up to 20 consecutive quarterly interest payment dates, but not beyond September 15, 2038.

At our option, we may redeem the Debentures at 100% of their principal amount on or after September 15, 2013, or prior to such date after the occurrence of a “tax event,” “investment company event” or “capital treatment event,” as described herein, plus accrued and unpaid interest through the date of redemption.

The Debentures will be subordinated upon our liquidation to all existing and future indebtedness of Southwest Bancorp, Inc., but will rank equally upon our liquidation with debt that by its terms does not rank senior upon our liquidation to the Debentures and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. As a result, the Trust Preferred Securities also will be effectively subordinated to the same debt and liabilities. Southwest Bancorp, Inc. will guarantee the Trust Preferred Securities on a subordinated basis to the extent described in this prospectus supplement.

We expect the Trust Preferred Securities to be approved for listing and eligible for trading on the Nasdaq Global Select Market upon initial delivery of the Trust Preferred Securities.

Investing in the Trust Preferred Securities involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and carefully consider that information before buying our Trust Preferred Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Trust Preferred Securities and the Debentures are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Trust
	Preferred Security	Total(1)(2)(3)

Initial public offering price	$25.00	$30,000,000
Proceeds, before expenses and commissions, to Southwest Bancorp, Inc.	$25.00	$30,000,000

(1)	The initial public offering price does not include accrued distributions, if any, on the Trust Preferred Securities from , 2008 to the date of delivery.

(2)	In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be invested in the Debentures, we have agreed to pay the underwriters, as compensation for arranging the investment therein of such proceeds, $0.7875 per Trust Preferred Security. See “Underwriting.”

(3)	The underwriters may also purchase up to an additional 180,000 Trust Preferred Securities at the initial public offering price within 30 days of the date on the cover of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the Trust Preferred Securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about          , 2008. Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.
Stifel Nicolaus

Howe Barnes Hoefer & Arnett	Morgan Keegan and Company, Inc.	Sterne Agee

The date of this prospectus supplement is June 18, 2008

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement or incorporated by reference is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus supplement, the terms “we,” “us,” and “our” refer to Southwest Bancorp, Inc. and our subsidiaries unless the context requires otherwise, and the term “Trust” refers to Southwest Capital Trust II.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing it the Trust Preferred Securities or the Debentures. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference.

Southwest Bancorp, Inc.

Southwest Bancorp, Inc. (“Southwest”) is the financial holding company for Stillwater National Bank and Trust Company (“Stillwater National”), SNB Bank of Wichita (“SNB Wichita”), Bank of Kansas (“SNB Kansas”), Healthcare Strategic Support, Inc. (“HSSI”), and Business Consulting Group, Inc. (“BCG”). Through our subsidiaries, we offer commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from twenty offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston, San Antonio, and Tilden, Texas; and Hutchinson, South Hutchinson, Kansas City, and Wichita, Kansas; and on the Internet, through SNB DirectBanker®. Our offices in Kansas City, Houston, and the University of Oklahoma Health Services Science Center are currently loan production offices. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. We became a public company in 1993.

At March 31, 2008, we had, on a consolidated basis, portfolio loans, which exclude loans held for sale, of $2.3 billion, total loans of $2.4 billion, total assets of $2.7 billion, total deposits of $2.1 billion, and shareholders’ equity of $224.2 million.

We are primarily a commercial, commercial real estate, and health care industry lender in Oklahoma, Texas, and Kansas. We established a strategic focus on healthcare lending in 1974. We provide credit and other services, such as deposits, cash management, and document imaging, for physicians and other healthcare practitioners to start or develop their practices, and finance the development and purchase of medical offices, clinics, surgical care centers, hospitals, and similar facilities. Each of our division presidents is trained to make use of our specialized Healthcare Lending Group, which consists of a divisional President, three senior lenders, and three dedicated credit analysts. Additionally, our healthcare consulting subsidiary, HSSI, provides customers a comprehensive range of healthcare related services. As of March 31, 2008, approximately $634.5 million, or 28%, of our loan portfolio consisted of loans to individuals and businesses in the healthcare industry.

We also focus on commercial and commercial real estate credits. Many of our real estate credits are to owner-occupants, who hold the property for conducting their business and for investment. We seek to acquire and build long-term relationships with established commercial real estate professionals. We do not focus on one to four family residential development loans or “spec” residential property credits. Additionally, subprime lending has never been a part of our business strategy and our exposure to subprime loans and subprime lenders is minimal. One-to-four family mortgages account for less than 5% of total loans.

Strategic Vision.  We focus on converting our strategic vision into long-term shareholder value using tested business models. This vision includes long-term goals for increasing earnings and banking assets from operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business, and commercial real estate customers and from more traditional banking operations, including full service consumer and small business community banking. Our strategic growth goals include growth from existing and additional offices in carefully selected markets in Texas and, potentially, other states, with concentrations of healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers, and careful expansion of community banking operations.

Our banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and complement more traditional banking products. Such specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently, and management consulting services through our management consulting subsidiaries: HSSI, which serves physicians, hospitals, and healthcare groups, and BCG, which serves small and large commercial enterprises.

Growth Strategy.  We pursue geographic growth though de novo expansion using our specialized banking model and through selective complimentary acquisitions. We developed our specialized banking model, which focuses on our expertise in serving the special financial needs of healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers, in connection with our de novo expansion into Oklahoma City in 1982 and Tulsa in 1985. Since 2002, we have used this de novo model to expand into Dallas, Austin, San Antonio, and Houston, Texas; and Wichita and Kansas City, Kansas.

We plan to open additional de novo offices using our specialized banking model using the following, tested approach:

•	Identify markets for expansion based upon geographic concentrations of customers in our traditional areas of expertise: healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate lending.

•	Hire one or more experienced senior lenders with knowledge of the market. Specialists in cash management and other services based at other locations provide sales and support assistance. Staff is added as needed to generate and support business.

•	Establish an attractive “private banking” style loan production office.

•	Convert the loan production office into a full service banking office after we determine that the office is likely to be successful based upon its business base, loans in process, potential deposit growth from its customers and acceptance by the community.

In our experience, it takes approximately fourteen months from establishment for a specialized banking office to become profitable on a monthly basis, and twenty-seven total months to recover our initial investment.

In addition, we have acquired two relatively small banks: one a Texas bank that gave us an additional specialized office in an important medical market area in San Antonio and a community banking office in Tilden, Texas; and the other a Kansas bank that gave us two offices in the Hutchinson, Kansas market that provide existing community banking business and specialized banking opportunities.

From year end 2003 to year end 2007, portfolio loans grew from $1.1 billion to $2.1 billion, a compound annual growth rate of 18.4%. Our portfolio loan growth continued in the first quarter of 2008 to $2.3 billion at March 31, 2008, a growth rate of 6.6%. Of our total portfolio loans, Oklahoma Banking accounted for $943.3 million in loans, Texas Banking accounted for $797.7 million in loans, Kansas Banking accounted for $287.3 million in loans, and Other States Banking accounted for $259.2 million in loans. In total, the non-Oklahoma offices accounted for 59% of our total portfolio loans and 57% of total loans, which include loans held for sale. During the first three months of 2008, these non-Oklahoma segments produced $3.8 million in net income (74% of the consolidated total), $74.8 million in loan growth, and $73.2 million in asset growth.

Operating Segments.  We operate a total of six principal segments: Oklahoma Banking, Texas Banking, Kansas Banking, Other States Banking, Secondary Market, and Other Operations. The Oklahoma, Texas, and Kansas Banking segments provide lending and deposit services to customers in the respective states. The Other States Banking segment provides lending services to customers of our offices in Oklahoma, Texas, and Kansas who are located in other states. These portfolio loans are attributable to 33 states and primarily consist of healthcare and commercial real estate loans. The Secondary Market segment consists of two operating units: one that provides student lending services to post-secondary students in Oklahoma and several other states and the other that provides residential mortgage lending services to customers in Oklahoma, Texas, and Kansas. Other Operations includes our funds management unit. The primary purpose of the funds management unit is to manage our overall liquidity needs and interest rate risk. Each segment borrows funds from and provides funds to the funds management unit as needed to support its operations. The Other Operations segment also includes our retail brokerage affiliate, SNB Investor Services, corporate investments, wholesale funding operations and consulting subsidiaries. Following is summary segment information for the quarters ended March 31, 2008, and 2007, and the years ended December 31, 2007 and 2006. Comparable information is not available for 2005 and prior years.

	As of and for the Three Months Ended March 31,				As of and for the Year Ended December 31,
	2008		2007		2007		2006
		Percentage		Percentage		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total
	(Dollars in thousands)

Net Income
Oklahoma banking	$2,503	48.06%	$4,278	95.07%	$15,937	74.55%	$13,669	52.58%
Texas banking	2,406	46.20	1,643	36.51	6,550	30.64	4,787	18.41
Kansas banking	458	8.79	208	4.62	859	4.02	501	1.93
Other states banking	969	18.61	240	5.33	2,163	10.12	3,114	11.98
Secondary market	(174)	(3.34)	753	16.73	1,097	5.13	5,782	22.24
Other operations	(954)	(18.32)	(2,622)	(58.27)	(5,228)	(24.46)	(1,856)	(7.14)

Consolidated net income	$5,208	100.00%	$4,500	100.00%	$21,378	100.00%	$25,997	100.00%

Total Loans
Oklahoma banking	$943,331	40.07%	$766,990	43.21%	$876,086	39.61%	$790,347	44.12%
Texas banking	797,700	33.89	507,384	28.58	759,389	34.33	446,749	24.94
Kansas banking	287,339	12.21	206,405	11.63	282,847	12.79	190,982	10.66
Other states banking	259,236	11.01	186,416	10.50	227,235	10.27	174,648	9.75
Secondary market	66,364	2.82	108,025	6.09	66,275	3.00	188,464	10.52
Other operations	—	—	—	—	—	—	—	—

Consolidated total loans	$2,353,970	100.00%	$1,775,220	100.00%	$2,211,832	100.00%	$1,791,190	100.00%

Total Assets
Oklahoma banking	$950,964	35.61%	$773,198	35.24%	$883,156	34.44%	$793,593	36.56%
Texas banking	796,789	29.84	509,808	23.23	759,837	29.63	449,898	20.73
Kansas banking	301,250	11.28	207,341	9.45	294,927	11.50	192,020	8.85
Other states banking	257,346	9.64	186,416	8.50	230,109	8.97	177,650	8.18
Secondary market	74,856	2.80	117,675	5.36	71,843	2.80	201,131	9.27
Other operations	289,375	10.84	399,741	18.22	324,426	12.65	356,336	16.42

Consolidated total assets	$2,670,580	100.00%	$2,194,179	100.00%	$2,564,298	100.00%	$2,170,628	100.00%

Total Deposits
Oklahoma banking	$1,292,528	61.70%	$1,206,833	66.93%	$1,278,954	62.13%	$1,161,549	65.79%
Texas banking	134,638	6.43	101,994	5.66	127,053	6.17	102,909	5.83
Kansas banking	125,941	6.01	54,233	3.01	120,754	5.87	57,694	3.27
Other states banking	—	—	—	—	—	—	—	—
Secondary market	1,690	0.08	2,377	0.13	1,346	0.07	763	0.04
Other operations	540,130	25.78	437,744	24.28	530,472	25.77	442,696	25.07

Consolidated total deposits	$2,094,927	100.00%	$1,803,181	100.00%	$2,058,579	100.00%	$1,765,611	100.00%

  Percentage of total columns above may not add to totals due to rounding.

Student Lending.  We have been a student lender for many years, but have seen our activity decline significantly in the past four years due to changes in the student lending market and in the practices of Sallie Mae, which provides substantially all of the servicing for government guaranteed and private student loans and traditionally has provided liquidity through its purchase of student loans and lines of credit. The United States Department of Education recently was empowered to provide additional liquidity for government guaranteed loans. At March 31, 2008, student loans, substantially all of which are held for sale, totaled $63.7 million, or 2.7% of our total loans, compared to December 31, 2005 student lending balances of $377.1 million, or 21.7% of total loans. We do not expect that our level or significance of student lending will change materially in the near future.

Support and Control Functions.  Support and control functions are centralized, although each segment has support and control personnel. Costs of centrally managed support and control functions other than funds management (which is included in the Other Operations segment) are allocated to the Banking and Secondary Market segments. Our philosophy of customer service extends to its support and control functions. We manage and offer products that are technology based, or that otherwise are more efficiently offered centrally, through our home office. These include products that are marketed through the regional offices, such as our internet banking product for commercial and retail customers (SNB DirectBanker®), commercial information, and item processing services (SNB Digital Lockbox). Our technology products are marketed both to existing customers and to help develop new customer relationships. Use of these products by customers enables us to serve our customers more effectively, use our resources more efficiently, and increase fee income.

Southwest Capital Trust II

The Trust is a statutory trust formed under Delaware law pursuant to a Declaration by Southwest, as sponsor of the Trust, and the property trustee, the Delaware trustee and the Administrators. The Trust exists for the exclusive purposes of:

•	issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust; and

•	investing the gross proceeds of the Trust Preferred Securities and the common securities in the Debentures and engaging in only those activities convenient, necessary, or incidental thereto.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be U.S. Bank Trust National Association as the “property trustee,” U.S. Bank Trust National Association as the “Delaware trustee,” and three or more individual trustees, or “Administrators,” who are our employees or officers.

The principal executive office of the Trust is c/o Southwest Bancorp, Inc, 608 South Main Street, Stillwater, Oklahoma 74074, Attention: Administrators, and the Trust’s telephone number is (405) 742-1800.

The Offering

The Issuer	Southwest Capital Trust II

Securities offered	1,200,000 Trust Preferred Securities, $25 liquidation amount per security, representing preferred interests in the assets of the Trust. The Trust’s assets will consist solely of the Debentures and payments received on the Debentures. The Trust has granted the Underwriters an option to purchase up to an additional 180,000 Trust Preferred Securities.

Offering price	$25 per Trust Preferred Security

Distributions payable	If you purchase Trust Preferred Securities, you will be entitled to receive cumulative cash distributions at a fixed annual rate of % on the liquidation amount of $25 per Trust Preferred Security. Distributions will accrue from the original date of issuance and will be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2008, on the same payment dates and in the same amounts as we pay interest to the Trust on a principal amount of Debentures equal to the liquidation amount of such Trust Preferred Securities. See “Description of Trust Preferred Securities — Distributions.” We may defer payment of distributions as described below.

Redemption	The maturity date of the Debentures is September 15, 2038. Repayment of the Debentures, at maturity or in whole or in part upon any early redemption, will automatically result in the redemption of the Trust Preferred Securities having a liquidation amount equal to the principal amount of Debentures redeemed.

Early redemption	We have the right to redeem the Debentures in whole or in part at any interest payment date on or after September 15, 2013, subject to receiving the prior approval of the Federal Reserve. Additionally, we have the right to redeem the Debentures at any time, in whole, but not in part within 90 days of events which adversely affect the tax treatment or capital treatment of the Debentures and the Trust Preferred Securities, or adversely affect the status of the Trust under the Investment Company Act of 1940. See “Description of the Junior Subordinated Debentures and the Indenture — Redemption” for a discussion of the special events permitting redemption prior to September 15, 2013.

The price at which the Debentures will be redeemed will be 100% of the principal amount plus accrued and unpaid interest to the redemption date. Any early redemption will automatically result in the redemption of Trust Preferred Securities having a liquidation amount equal to the principal amount of Debentures redeemed at the liquidation amount of $25 per Trust Preferred Security, plus accrued and unpaid distributions.

Option to defer interest payments on the Debentures and distributions on the Trust Preferred Securities	So long as there does not exist an event of default which would permit acceleration of the principal of the Debentures, we have the right, on one or more occasions, to defer the payment of interest on the Debentures for up to twenty consecutive interest periods without giving rise to an event of default under the terms of the Debentures or the Trust Preferred Securities, but not beyond September 15, 2038. If we exercise our right to defer interest payments on the Debentures:

• the Trust will also defer paying distributions on the Trust Preferred Securities during the period of deferral;

• unpaid distributions on the Trust Preferred Securities will accrue and compound quarterly at an annual rate of %; and

• subject to certain exceptions, we and our subsidiaries will be restricted from declaring and paying cash distributions or interest on our capital stock and debt securities that rank pari passu or junior to the Debentures, or purchasing, redeeming or otherwise acquiring or making liquidation payments on our capital stock.

See “Trust Preferred Securities — Deferral of Distributions” and “Description of the Junior Subordinated Debentures and the Indenture — Option to Defer Interest Payments.”

Tax consequences of a deferral of interest payments on the Debentures and distributions on the Trust Preferred Securities	If we defer payment of interest on the Debentures and distributions on the Trust Preferred Securities, holders of the Trust Preferred Securities will be required to include the deferred amounts in income for federal income tax purposes in advance of receiving the cash payments, even if the holder is a cash basis taxpayer. See “Certain United States Federal Income Tax Consequences - Interest Income and Original Issue Discount.”

Guarantee	We will fully and unconditionally guarantee payment of amounts due under the Trust Preferred Securities on a subordinated basis but only to the extent the Trust has funds available for payment of those amounts. The guarantee does not cover payments if the Trust does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the Trust amounts due under the Debentures.

As issuer of the Debentures, we are also obligated to pay the expenses and other obligations of the Trust, other than its obligations to make payments on the Trust Preferred Securities. See “Description of the Guarantee.”

Distribution of the Debentures	We may, at any time, dissolve the Trust and distribute the Debentures to the holders of the Trust Preferred Securities, subject to prior approval of the Federal Reserve, if then required under applicable law or regulation. If we distribute the Debentures, we will use our best efforts to list them on the Nasdaq Global Select Market or other exchange or quotation system on which the Trust Preferred Securities were listed for trading.

Ranking of the securities	Our obligations under the Trust Preferred Securities, the Debentures and the guarantee are unsecured and will rank as follows:

• the Trust Preferred Securities will rank equally with the common securities of the Trust, except that upon a payment default on the

Debentures, the rights of the holders of the common securities to payment will be subordinated to the rights of the holders of the Trust Preferred Securities;

• our obligations under the Debentures and the guarantee will generally rank junior in priority to our other existing and future indebtedness; and

• the Debentures, the guarantee and the Trust Preferred Securities will effectively be subordinated to all existing and future liabilities of our subsidiaries, including deposit liabilities.

Voting rights	The holders of Trust Preferred Securities will have no voting rights, except in limited circumstances. See “Description of Trust Preferred Securities — Voting Rights; Amendment of the Declaration.”

Book entry securities	The Trust Preferred Securities will be represented by global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your Trust Preferred Securities, and your beneficial ownership will be recorded through the DTC Book Entry system. Trust Preferred Securities will not be registered in your name, except under certain limited circumstances. See “Book-Entry System.”

Use of proceeds	The Trust will invest the proceeds from the sale of the Trust Preferred Securities and its common securities in the Debentures. We intend to use the net proceeds to further capitalize our bank subsidiaries in order to support our continued growth and for other general corporate purposes which may include repayment of $15,000,000 outstanding under our line of credit.

Nasdaq listing	We expect the Trust Preferred Securities to be approved for listing and eligible for trading on the Nasdaq Global Select Market upon initial delivery of the Trust Preferred Securities.

We have agreed to use our best efforts to keep the Trust Preferred Securities listed or quoted on any national securities exchange on which they are quoted or listed at any time when there are any Trust Preferred Securities outstanding.

Summary Consolidated Financial Data

The summary consolidated financial data presented below for each of the years in the five-year period ended December 31, 2007, are derived from our audited consolidated financial statements that have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary consolidated financial data as of and for the three months ended, March 31, 2008 and March 31, 2007, are derived from our unaudited consolidated financial statements, which, in the opinion of management, include all adjustments that are necessary for a fair presentation. The summary information included below should be read in conjunction with the detailed information included in our 2007 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the period ended March 31, 2008, which are incorporated in this prospectus summary and the prospectus by reference. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the three-month period ended March 31, 2008, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2008.

	As of and for the Three
	Months Ended March 31,		As of and for the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Operations Data
Interest income	$42,974	$43,030	$177,068	$169,760	$137,344	$104,723	$84,079
Interest expense	21,167	20,316	84,588	76,922	52,238	32,246	28,611

Net interest income	21,807	22,714	92,480	92,838	85,106	72,477	55,468
Provision for loan losses	2,236	1,861	8,581	11,565	15,785	12,868	8,408
Gain on sales of loans and securities, net(1)	2,085	760	4,923	3,689	4,915	3,185	4,139
Noninterest income	2,629	2,580	11,627	13,087	12,491	10,900	10,361
Noninterest expenses(2)	15,830	16,831	65,474	56,643	51,873	44,526	38,562

Income before taxes	8,455	7,362	34,975	41,406	34,854	29,168	22,998
Taxes on income	3,247	2,862	13,597	15,409	13,840	10,539	8,106

Net income	$5,208	$4,500	$21,378	$25,997	$21,014	$18,629	$14,892

Dividends Declared
Common stock	$1,374	$1,320	$5,299	$4,681	$4,035	$3,380	$2,959
Dividends declared to net income	26.37%	29.32%	24.79%	18.00%	19.20%	18.14%	19.87%
Per Share Data(3)
Basic earnings per common share	$0.36	$0.32	$1.49	$1.84	$1.60	$1.54	$1.26
Diluted earnings per common share	0.36	0.31	1.46	1.79	1.55	1.48	1.22
Common stock cash dividends per share	0.0950	0.0925	0.37	0.33	0.30	0.28	0.25
Book value per common share(4)	15.43	14.14	15.16	13.87	12.16	10.41	9.20
Weighted average common shares outstanding:
Basic	14,413,686	14,263,698	14,313,239	14,166,634	13,165,642	12,060,842	11,798,810
Diluted	14,608,190	14,642,913	14,617,713	14,492,554	13,563,904	12,548,059	12,159,620
Financial Condition Data(4)
Investment securities	$235,763	$274,106	$256,312	$269,849	$268,093	$220,051	$204,266
Portfolio loans(6)	2,287,606	1,667,195	2,145,557	1,602,726	1,352,433	1,269,318	1,090,414
Loans held for sale(6)	66,364	108,025	66,275	188,464	383,447	354,557	218,422
Total loans(5)(6)	2,353,970	1,775,220	2,211,832	1,791,190	1,735,880	1,623,875	1,308,836
Interest-earning assets	2,593,428	2,050,918	2,478,133	2,078,710	2,006,578	1,845,401	1,514,314
Total assets	2,670,580	2,194,179	2,564,298	2,170,628	2,099,639	1,913,787	1,581,564
Interest-bearing deposits	1,846,612	1,551,404	1,801,512	1,511,196	1,433,265	1,316,320	1,036,793
Total deposits	2,094,927	1,803,181	2,058,579	1,765,611	1,657,820	1,500,058	1,204,125
Other borrowings	282,513	123,212	218,356	138,094	204,508	200,065	183,850
Subordinated debentures	46,393	46,393	46,393	46,393	46,393	72,180	72,180
Total shareholders’ equity(7)	224,155	201,777	217,609	197,510	170,444	125,984	109,935
Mortgage servicing portfolio	145,028	134,259	141,680	135,904	133,470	125,353	124,366

	As of and for the Three
	Months Ended March 31,		As of and for the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Selected Ratios
Return on average assets	0.80%	0.83%	0.94%	1.18%	1.01%	1.03%	0.99%
Return on average equity	9.43	9.04	10.19	13.99	13.78	15.80	14.59
Net interest margin(8)	3.45	4.34	4.19	4.41	4.29	4.16	3.80
Efficiency ratio(9)	59.69	64.60	60.05	51.67	50.60	51.44	55.11
Average assets per employee(10)	$5,605	$4,980	$4,661	$5,117	$5,448	$5,098	$4,513
Asset Quality Ratios
Allowance for loan losses to total loans(4)	1.27%	1.56%	1.34%	1.52%	1.37%	1.17%	1.15%
Nonperforming loans to total loans(4)(11)	1.23	1.66	1.34	1.64	1.36	1.43	1.22
Allowance for loan losses to nonperforming loans(4)(11)	103.49	94.18	100.04	92.97	100.96	82.00	94.31
Nonperforming assets to total loans and other real estate owned(4)(12)	1.37	1.76	1.46	1.74	1.76	1.72	1.34
Net loan charge-offs to average total loans	0.33	0.31	0.33	0.44	0.63	0.58	0.36
Capital Ratios
Average total shareholders’ equity to average assets	8.49	9.15	9.21	8.47	7.34	6.51	6.75
Tier I capital to risk-weighted assets(4)	9.47	12.44	9.71	12.25	12.95	10.88	11.13
Total capital to risk-weighted assets(4)	10.69	13.68	10.97	13.50	14.21	13.92	14.90
Leverage ratio	9.91	11.12	10.23	10.91	10.24	8.61	9.32

(1)	Gains on securities include a gain of $1.2 million in the first quarter of 2008 from redemption of VISA USA shares following the VISA USA public offering and for the year 2007 includes a $1.9 million gain on a partial disposition of an equity security acquired in connection with a troubled debt restructuring.

(2)	Noninterest expenses relating to the write-off of a cash receivable and associated legal fees were $61,000 for the first quarter of 2008, $2.8 million for the first quarter of 2007, and $3.3 million for the year 2007. Noninterest expenses for litigation and settlement costs relating to VISA USA were $713,000 for the year 2007. In the first quarter of 2008, noninterest expenses were reduced by $566,000 following the establishment by VISA USA of an escrow account for such litigation and settlement costs with funds from its public offering.

(3)	Except as otherwise noted, all share and per share information has been restated to the two-for-one stock split effected in the form of a stock dividend paid on August 29, 2003.

(4)	As of period end.

(5)	Total loans include loans held for sale.

(6)	Net of unearned discounts but before deduction of allowance for loan losses.

(7)	Reflects the common stock offering and repurchases of common shares in 2005.

(8)	Net interest margin equals net interest income divided by average interest-earning assets.

(9)	The efficiency ratio equals noninterest expenses divided by the sum of net interest income plus total noninterest income.

(10)	Average assets per employee ratio equals year-to-date average assets divided by the number of full-time equivalent employees at period-end.

(11)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and loans with restructured terms.

(12)	Nonperforming assets consist of nonperforming loans and other real estate owned.

RISK FACTORS

Investing in the Trust Preferred Securities involves risks. You should carefully consider the following risk factors before you decide to make an investment decision regarding the Trust Preferred Securities. In addition, our business, financial condition, and results of operations are subject to various risks, uncertainties, and other factors, including those discussed below and elsewhere in this prospectus supplement, the prospectus, and the documents incorporated by reference in this prospectus supplement and the prospectus. The risk factors may cause our future earnings to be lower or our financial condition to be less favorable than we expect and which may have an adverse effect on the price of the Trust Preferred Securities and our ability to make payments on the Debentures. In addition, other risks of which we are not aware, or which we do not believe are material, may cause earnings to be lower, or may hurt our financial condition.

You should also carefully review the other information, including the section entitled “A Warning about Forward-Looking Statements” on page S-20 of this prospectus supplement, in the documents incorporated by reference in this prospectus supplement, and in the accompanying prospectus, before deciding whether this investment is suited to your particular circumstances. In addition, because each Trust Preferred Security sold in the offering will represent a beneficial interest in the Trust, the only assets of which will be our Debentures, you are also making an investment decision with regard to the Debentures, as well as our guarantee of the Trust’s obligations. You should carefully review all the information in this prospectus supplement about all of these securities.

Risks Related to Our Business

We may be unable to execute our growth strategy.

We have pursued, and intend to continue to pursue, an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and funding at acceptable risk and expense. There can be no assurance that we will be successful in continuing our growth strategy, however, since it depends upon economic conditions, our ability to identify appropriate markets for expansion, our ability to recruit and retain qualified personnel, our ability to fund growth at reasonable cost, sufficient capital, competitive factors, banking laws, and other factors described in this prospectus supplement, the prospectus and the documents incorporated by reference in them.

We intend to increase the level of our assets and deposits and the number of our offices, including offices in new markets that may be considerable distances from our current markets and executive headquarters. We cannot be certain as to our ability to manage increased levels of assets and liabilities, or offices in these new markets, without increased expenses and higher levels of nonperforming assets. We may be required to make additional investments in equipment and personnel to manage higher asset levels and loan balances, which may adversely affect earnings, shareholder returns, and our efficiency ratio.

In addition, in the future we may acquire banks, branches of other financial institutions, or other businesses. We cannot assure you that we will be able to adequately or profitably manage any such acquisitions. The acquisition of banks, bank branches, and other businesses involves risks, including exposure to unknown or contingent liabilities, the uncertainties of asset quality assessment, the difficulty and expense of integrating the operations and personnel of the acquired companies with ours, the potential negative effects on our other operations of the diversion of management’s time and attention, and the possible loss of key employees and customers of the banks, businesses, or branches we acquire. Our failure to execute our internal growth strategy or our acquisition strategy could adversely affect our business, results of operations, financial condition, and future prospects.

Changes in interest rates and other factors beyond our control may adversely affect our earnings and financial condition.

Our net income depends to a great extent upon the level of our net interest income. Changes in interest rates can increase or decrease net interest income and net income. Net interest income is the difference between the interest income we earn on loans, investments and other interest-earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Net interest income is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income.

Changes in market interest rates are affected by many factors beyond our control, including monetary policy of the Federal Reserve Board, inflation, unemployment, money supply, international events, and events in world financial markets. We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. Changes in the market interest rates for types of products and services in our various markets also may vary significantly from location to location and over time based upon competition and local or regional economic factors. The results of our interest rate sensitivity simulation model depend upon a number of assumptions which may not prove to be accurate. There can be no assurance that we will be able to successfully manage our interest rate risk.

Changes in local economic conditions could adversely affect our business.

Our commercial, commercial real estate, and construction lending operations are concentrated in the metropolitan areas of Oklahoma City, Stillwater, and Tulsa, Oklahoma; Dallas, Austin, San Antonio and Houston, Texas; and Hutchinson, Wichita, and Kansas City, Kansas. Our success depends in part upon economic conditions in these markets. Adverse changes in economic conditions in these markets could reduce our growth in loans and deposits, impair our ability to collect our loans, increase our problem loans and charge-offs and otherwise negatively affect our performance and financial condition.

Adverse changes in healthcare-related businesses could lead to slower loan growth and higher levels of problem loans and charge-offs.

We have a substantial amount of loans to individuals and businesses involved in the healthcare industry, including business and personal loans to physicians, dentists, and other healthcare professionals, and loans to for-profit hospitals, nursing homes, suppliers, and other healthcare-related businesses. Our strategy calls for continued growth in healthcare lending. This concentration exposes us to the risk that adverse legal, regulatory, or other developments in the healthcare industry could hurt our profitability and financial condition as a result of increased levels of nonperforming loans and charge-offs, and reduced loan demand and deposit growth. As of March 31, 2008, approximately $634.5 million, or 28%, of our loan portfolio consisted of loans to individuals and businesses in the healthcare industry.

Our allowance for loan losses may not be adequate to cover our actual loan losses, which could adversely affect our earnings.

We maintain an allowance for loan losses in an amount which we believe is adequate to provide for losses inherent in the portfolio. While we strive to carefully monitor credit quality and to identify loans that may become nonperforming, at any time there are loans included in the portfolio that will result in losses, but that have not been identified as nonperforming or potential problem loans. We cannot be sure that we will be able to identify deteriorating loans before they become nonperforming assets, or that we will be able to limit losses on those loans that are identified. As a result, future additions to the allowance may be necessary. Additionally, future additions may be required based on changes in the loans comprising the portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions, or as a result of incorrect assumptions by management in determining the allowance. Additionally, federal banking regulators, as an integral part of their supervisory function, periodically review our allowance for loan losses. These regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses could have a negative effect on our financial condition and results of operations.

Our loan portfolio contains a significant amount of commercial, commercial real estate, and commercial construction loans, which typically involve higher principal amounts than other loans.

Our loan portfolio contains a high percentage of commercial, commercial real estate, and construction loans in relation to our total loans and total assets. At March 31, 2008, commercial loans totaled $544.2 million, commercial real estate loans totaled $846.8 million, and construction loans totaled $774.1 million. Commercial, commercial real estate and commercial construction loans historically are viewed as having more risk of default than residential real estate loans or other loans or investments. These types of loans also typically are larger than residential real estate loans and other consumer loans. Because the loan portfolio contains a significant number of commercial, commercial real estate and commercial construction loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, which could have an adverse impact on our results of operations and financial condition.

Unseasoned loans may increase the risk of credit defaults in the future.

Due to our rapid growth over the past several years, a large portion of the loans in our loan portfolio and of our lending relationships is of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans may behave more predictably than a newer portfolio. Because a significant portion of our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

We use wholesale funding sources to supplement our core deposits, which exposes us to liquidity risk and potential earnings volatility or other adverse effects if we are unable to secure adequate funding.

We rely on wholesale funding, including FHLB borrowings and brokered deposits, to supplement core deposits to fund our business. At March 31, 2008, these wholesale funding sources constituted approximately 18% of our total deposits and other borrowings. Wholesale funding sources are affected by general market conditions and the condition and performance of the borrower, and the availability of funding from wholesale lenders may be dependent on the confidence these investors have in our operations. The continued availability to us of these funding sources cannot be assured, and we may find it difficult to retain or replace them at attractive rates as they mature. Our liquidity will be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available to us in the future at acceptable rates of interest or at all. We may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature. If we do not have adequate sources of liquidity at attractive rates, we may have to restrain the growth of assets or reduce our asset size.

We rely on our management and other key personnel, and the loss of any of them may adversely affect our operations.

We are and will continue to be dependent upon the services of our executive management team. In addition, we will continue to depend on our ability to retain and recruit key commercial loan officers. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial condition.

Competition may decrease our growth or profits.

We compete for loans, deposits, and investment dollars with other banks and other financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources than ours. Credit unions have federal tax exemptions, which may allow them to offer lower rates on loans and higher rates on deposits than taxpaying financial institutions such as commercial banks. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to institutions that offer federally insured deposits. Other institutions may have other competitive advantages in particular markets or may be willing to accept lower profit margins on certain products. These differences in resources, regulation, competitive advantages, and business strategy may decrease our net interest margin, may increase our operating costs, and may make it harder for us to compete profitably.

Government regulation significantly affects our business.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Stillwater National is subject to regulation and supervision by the Office of the Comptroller of the Currency. SNB Wichita is subject to regulation and supervision by the Office of Thrift Supervision. SNB Kansas is subject to regulation and supervision by the Federal Deposit Insurance Corporation and Kansas banking authorities. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition. Federal economic and monetary policy may also affect our ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

We rely on dividends from our subsidiaries.

We are a separate and distinct legal entity from our subsidiaries. We receive dividends from our subsidiaries to help pay interest and principal on our debt, including the Debentures. Currently, Southwest only receives dividends from Stillwater National. SNB Wichita and SNB Kansas do not currently pay dividends. The amount of dividends that Stillwater National may pay to us is limited by federal law and regulations. In the event we are unable to receive dividends from our subsidiaries we may not be able to service our debt or pay our obligations, including obligations on the Debentures. The inability to receive dividends from our subsidiaries could have a material adverse effect on our business, financial condition, and results of operations and our ability to meet our obligations on the Debentures.

Risks Related to this Offering and Ownership of the Trust Preferred Securities

If we do not make interest payments under the Debentures, the Trust will be unable to pay distributions and liquidation amounts.

The Trust will depend solely on our payment on the Debentures to pay amounts due to you on the Trust Preferred Securities. If we default on our obligations to pay the principal or interest on the Debentures, the Trust will not have sufficient funds to pay distributions on, or the liquidation amount of, the Trust Preferred Securities.

The indenture does not limit the amount of senior indebtedness we may issue.

The Debentures will be subordinate and junior upon our liquidation to our obligations under all of our indebtedness for money borrowed that is not by its terms made pari passu with or junior to the Debentures upon liquidation. At March 31 2008, our indebtedness for money borrowed ranking senior to the Debentures on liquidation, on an unconsolidated basis, totaled approximately $15.0 million and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Debentures totaled approximately $2.4 billion. See “Description of the Debentures — Subordination” for the definition of “senior indebtedness.”

In the event of our bankruptcy, liquidation, or dissolution, our assets would be available to pay obligations under the Debentures and the guarantee only after we made all payments on our senior indebtedness.

The Debentures will be effectively subordinated to the obligations of our subsidiaries.

We receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary (including our depositors), except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the payments on our Debentures, and therefore the Trust Preferred Securities, effectively will be subordinated to all existing and future liabilities of our subsidiaries. At March 31, 2008, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $2.4 billion.

Our ability to make distributions on or redeem the Trust Preferred Securities is restricted.

Federal banking authorities will have the right to examine the Trust and its activities. Notwithstanding any guarantee to the contrary, under certain circumstances, including any determination that our relationship with the Trust would result in an unsafe and unsound banking practice, these Federal regulators, including the Federal Reserve and other authorities, have the power to issue orders that could result in restrictions on, or the complete prevention of, the Trust’s ability to make distributions on, or to redeem, the Trust Preferred Securities.

We guarantee distributions on the Trust Preferred Securities only if the Trust has cash available.

If you hold any of the Trust Preferred Securities, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accrued and unpaid distributions which are required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available to make the payment;

•	the redemption price payable for any Trust Preferred Securities called for redemption, to the extent the Trust has funds available to make the payment;

•	upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Debentures to holders of Trust Preferred Securities, the lesser of:

•	the aggregate of the liquidation amount of the Trust Preferred Securities and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of the Trust.

If we do not make a required interest payment on the Debentures, the Trust will not have sufficient funds to make the related payment on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the Debentures when due, holders of the Trust Preferred Securities will have to rely on the enforcement by the property trustee of the trustee’s rights as owner of the Debentures or proceed directly against us for payment of any amounts due on the Debentures.

Our obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and will rank on parity with any similar guarantees issued by us in the future or that are currently outstanding.

The Trust Preferred Securities may be redeemed at our option on or after September 15, 2013.

The Trust Preferred Securities may be redeemed, in whole or in part, at our option at any time on or after September 15, 2013, at a redemption price equal to the liquidation amount of the Trust Preferred Securities being redeemed, plus any accrued and unpaid distributions through the date of redemption. The holders of the Trust Preferred Securities should assume that this redemption option will be exercised if we are able to refinance at a lower interest rate or it is otherwise in our interest to redeem the Debentures. If the Debentures are redeemed, the Trust must redeem the Trust Preferred Securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures to be redeemed.

If the Trust Preferred Securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Trust Preferred Securities at the same rate as the rate of return on the Trust Preferred Securities.

The Trust Preferred Securities may be redeemed at any time if certain changes in tax, investment company, or bank regulatory law occur.

If certain changes in tax, investment company or bank regulatory law occur, the Trust Preferred Securities could be redeemed by the Trust within 90 days of the event at a redemption price equal to the liquidation amount of the Trust Preferred Securities being redeemed, plus any accrued and unpaid distributions through the date of redemption. There is limited statutory, judicial, or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Trust Preferred Securities. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with our characterization of the Debentures for federal income tax purposes. For a description of the events that would permit redemption of the Debentures prior to September 15, 2013, see “Description of the Debentures — Redemption.”

We have the right to defer interest payments on the debentures for substantial periods.

We have the right to defer interest on the Debentures for a period of up to twenty consecutive quarterly interest periods, or five years. During any such deferral period, holders of Trust Preferred Securities will receive no current payments on the Trust Preferred Securities and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against the Trust or us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the five year deferral period.

Deferral of Debenture interest payments could adversely affect the market price of the Trust Preferred Securities and cause you to recognize income for federal tax purposes without the receipt of any cash distribution.

We currently do not intend to exercise our right to defer payments of interest on the Debentures. However, if we exercise that right in the future, the market price of the Trust Preferred Securities is likely to be affected. As a result of the existence of our deferral right, the market price of the Trust Preferred Securities, payments on which depend solely on payments being made on the Debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the Debentures and you elect to sell Trust Preferred Securities during the period of that deferral, the market price may not fully reflect the accrued but unpaid interest relating to the underlying Debentures and you may not receive the same return on your investment as a holder that continues to hold its Trust Preferred Securities until the payment of interest at the end of the deferral period.

If we defer interest payments on the Debentures, you will be required to recognize interest income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the Debentures even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the Trust Preferred Securities before the record date for any deferred distributions, even if you held the Trust Preferred Securities on the date that the payments would normally have been paid.

If we defer interest payments on the Debentures, a holder who disposes of its Trust Preferred Securities will be required to include as ordinary income accrued but unpaid interest on the Debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying Debentures. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss.

See “Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount.”

Redemption of the Trust Preferred Securities could have tax and other consequences for the holders of the Trust Preferred Securities.

At our election, after September 15, 2013, we may redeem the Debentures on any interest payment date. That redemption would cause a mandatory redemption of the Trust Preferred Securities. If the Trust Preferred Securities were redeemed, the redemption would be a taxable event to the holders of the Trust Preferred Securities. In addition, holders of the Trust Preferred Securities may not be able to reinvest the money received upon the redemption of the Trust Preferred Securities at the same rate as the rate of return on the Trust Preferred Securities.

Holders of the Trust Preferred Securities have limited rights under the Debentures.

Except as described below, you, as a holder of the Trust Preferred Securities, will not be able to exercise directly any other rights with respect to the Debentures.

If an event of default under the Declaration were to occur and be continuing, holders of the Trust Preferred Securities would rely on the enforcement by the property trustee of its rights as the registered holder of the Debentures against us. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities would have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the Declaration, including the right to direct the property trustee to exercise the remedies available to it as the holder of the Debentures.

The indenture for the Debentures provides that the indenture trustee must give holders notice of all defaults or events of default within 30 days after it becomes known to the indenture trustee. However, except in the cases of a default or an event of default in payment on the Debentures, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If the property trustee were to fail to enforce its rights under the Debentures in respect of an indenture event of default after a record holder of the Trust Preferred Securities had made a written request, that record holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the Debentures. In addition, if we were to fail to pay interest or principal on the Debentures on the date that interest or principal is otherwise payable, except for deferrals permitted by the Declaration and the indenture, and this failure to pay were continuing, holders of the Trust Preferred Securities may directly institute a proceeding for enforcement of payment of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation amount of their Trust Preferred Securities (a “direct action”) after the respective due dates specified in the Debentures.

The property trustee, as holder of the Debentures on behalf of the Trust, has only limited rights of acceleration.

The property trustee, as holder of the Debentures on behalf of the Trust, may accelerate payment of the principal and accrued and unpaid interest on the Debentures only upon the occurrence and continuation of certain indenture events of default. Acceleration is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us or the receivership of our lead bank, and certain other events if we are no longer regulated by the federal bank financial institution holding company regulatory authorities.

There is no right of acceleration upon breaches by us of other covenants under the indenture or default on our payment obligations under the guarantee. In addition, the indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

We have made only limited covenants in the Indenture and the Declaration of Trust.

The indenture and the Declaration of Trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow, or liquidity, and therefore do not protect holders of the Debentures or the Trust Preferred Securities in the event we experience significant adverse changes in our results of operations or financial condition. Neither the indenture nor the Declaration of Trust limits our ability, or the ability of any of our subsidiaries, to incur additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

There can be no assurance as to the market prices for the Trust Preferred Securities or the Debentures; therefore, the holders of the Trust Preferred Securities may suffer a loss.

We and the Trust cannot give the holders of the Trust Preferred Securities any assurances as to the market prices for the Trust Preferred Securities or the Debentures. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities. The market price of the Trust Preferred Securities will be affected by, among other things, interest rates generally, our operating results and prospects and general economic, financial and other factors. Additionally, as a result of the right to defer payments on the Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of other securities that are not subject to such a deferral right.

The secondary market for the Trust Preferred Securities may be illiquid.

We are unable to predict how the Trust Preferred Securities will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Trust Preferred Securities. Although we expect the Trust Preferred Securities to be approved for listing and eligible for trading on the Nasdaq Global Select Market upon initial delivery of the Trust Preferred Securities, we can give you no assurance as to the liquidity of any market that may develop for the Trust Preferred Securities.

SOUTHWEST BANCORP, INC.

We are a financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Bank of Kansas, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through our subsidiaries, we offer commercial and consumer lending, deposit, and investment services and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston, San Antonio, and Tilden, Texas; and Hutchinson, South Hutchinson, Kansas City, and Wichita, Kansas; and on the internet, through SNB DirectBanker®. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. We became a public company in 1993.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OKSB”.

Our principal executive offices are located at 608 South Main Street, Stillwater, Oklahoma 74074. Our telephone number is (405) 742-1800.

Our internet address is www.banksnb.com. Information contained on our website or that can be accessed through it is not incorporated by reference in the prospectus supplement.

THE TRUST

The following is a summary of some of the terms of the Trust. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust, but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”

Southwest Capital Trust II, or the “Trust,” is a statutory trust organized under Delaware law pursuant to a Declaration of Trust, signed by us, as sponsor of the Trust, and the Delaware trustee, the property trustee and the Administrators and the filing of a certificate of trust with the Delaware Secretary of State. The Trust’s Declaration will be amended and restated in its entirety by us, the Delaware trustee, the property trustee, and the Administrators before the issuance of the Trust Preferred Securities. We refer to the Declaration of Trust, as so amended and restated, as the “Declaration” The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

The Trust was established solely for the following purposes:

•	issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust; and

•	investing the gross proceeds of the Trust Preferred Securities and the common securities in the Debentures and engaging in only those activities convenient, necessary or incidental thereto.

We will own all of the Trust’s common securities, either directly or indirectly. The common securities rank equally with the Trust Preferred Securities and the Trust will make payment on its Trust securities pro rata, except that upon certain events of default under the Declaration relating to payment defaults on the Debentures, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire common securities in an aggregate liquidation amount equal to $930,000.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be U.S. Bank Trust National Association as the “property trustee,” U.S. Bank Trust National Association as the “Delaware trustee” and three individual trustees, or “Administrators,” who are our employees or officers. The property trustee will act as sole trustee under the Declaration for purposes of compliance with the Trust Indenture Act. U.S. Bank National Association will act as trustee under the guarantee and the indenture. See “Description of the Guarantee.”

Unless an event of default under the indenture has occurred and is continuing at a time that the Trust owns any Debentures, the holders of the common securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee.

The property trustee and/or the Delaware trustee may be removed or replaced for cause by the holders of a majority in liquidation amount of the Trust Preferred Securities. In addition, holders of a majority in liquidation amount of the Trust Preferred Securities will be entitled to appoint, remove, or replace the property trustee and/or the Delaware trustee if an event of default under the indenture has occurred and is continuing.

The right to vote to appoint, remove, or replace the Administrators is vested exclusively in us, as the sole holder of the Trust’s common securities, and in no event will the holders of the Trust Preferred Securities have such right.

The Trust is a “finance subsidiary” of us within the meaning of Rule 3-10 of Regulation S-X under the Securities Act. As a result, no separate financial statements of the Trust are included in this prospectus supplement, and we do not expect that the Trust will file reports with the SEC under the Exchange Act.

The term of the Trust extends until September 15, 2043, but may be dissolved earlier as provided in the Declaration.

We will pay all fees and expenses related to the Trust and the offering of the Trust Preferred Securities.

USE OF PROCEEDS

The Trust will invest the proceeds from its sale of the Trust Preferred Securities and its common securities in the Debentures issued by us. We intend to use the net proceeds to further capitalize our bank subsidiaries in order to support our continued growth and for general corporate purposes, which may include repayment of $15.0 million outstanding under a line of credit at Southwest.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (file no. 000-23064). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the prospectus or incorporated by reference in this prospectus supplement or the prospectus.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Our Annual Report on Form 10-K for the year ended December 31, 2007;

(b) Our Proxy Statement in connection with our 2008 annual meeting of shareholders filed on March 13, 2008 (Except for the Compensation Committee Report and Report of the Audit Committee contained therein);

(c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

(d) Our Current Reports on Form 8-K filed on January 2, 2008, January 22, 2008, March 4, 2008, March 17, 2008, April 17, 2008, April 29, 2008, April 29, 2008, May 27, 2008, and June 3, 2008.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement and the prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus supplement, the prospectus, or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

We have also filed a registration statement (Nos. 333-151384, 333-151384-01, 333-151384-02, and 333-151384-03) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Trust Preferred Securities. The registration statement may contain additional information that may be important to you.

The Trust has no separate financial statements. The statements would not be material to holders of the Trust Preferred Securities because the Trust has no independent operations.

You can obtain any of the documents incorporated by reference from us, the SEC, or the SEC’s internet web site as described above. (See “Where You Can Find More Information” on page S-19.) Documents incorporated by reference, including any exhibits specifically incorporated by reference therein, are available from us without charge. You may obtain copies of documents incorporated by reference without charge by requesting them in writing or by telephone from: Kerby E. Crowell, Executive Vice President, Chief Financial Officer and Corporate Secretary, Southwest Bancorp, Inc., 608 South Main Street, Stillwater, Oklahoma 74074, Telephone (405) 742-1800.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this and any other prospectus supplement, the prospectus, and the documents incorporated by reference into them that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance and the financial performance of our operating segments;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk; and

•	statements of our ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. These other matters include, among other things, the direct and indirect effects of the recent subprime and consumer lending issues on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” on page S-10 of this prospectus supplement and the “Risk Factors” sections contained in our reports to the SEC.

The cautionary statements in this and any other prospectus supplement, the prospectus, and the documents incorporated by reference into them also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this or any other prospectus supplement or the prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2007 and each of the three-month periods ended March 31, 2008 and 2007 are as follows:

	Three Months Ended March 31,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003

Ratio of earnings to fixed charges:
Including interest on deposits	1.40	x	1.36	x	1.41	x	1.54	x	1.67	x	1.90	x	1.80	x
Excluding interest on deposits	3.86	x	3.35	x	4.00	x	3.96	x	4.01	x	3.76	x	3.85	x

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

•	net income before taxes; and

•	fixed charges.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

•	interest expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

•	that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

We had no shares of preferred stock outstanding in any of the periods shown.

CAPITALIZATION

Our capitalization is presented on a historical basis and on an as adjusted basis giving effect to the sale of the Trust Preferred Securities offered by this prospectus, assuming the underwriters’ over-allotment option is not exercised and the estimated net proceeds to us from the sale of 1,200,000 shares of Trust Preferred Securities in this offering, based on a public offering price of $25.00 per share.

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended March 31, 2008, as well as financial information in the other documents incorporated by reference into this prospectus supplement.

	March 31, 2008
	Actual	As Adjusted
	(Dollars in thousands,
	except per share data)

Long-term debt:
Subordinated debentures	$46,393	$77,323
Other long-term debt	—	—

Total long-term debt	46,393	77,323

Shareholders’ equity(1):
Common stock, $1 par value; 20,000,000 shares authorized; 14,658,042 shares issued and outstanding	14,658	14,658
Additional paid in capital	45,784	45,784
Retained earnings	165,318	165,318
Accumulated other comprehensive income	802	802
Treasury stock at cost, 133,605 shares	(2,407)	(2,407)

Total shareholders’ equity	224,155	224,155

Total capitalization	$270,548	$301,478

Consolidated capital ratios:
Average equity to average total assets	8.49%	8.49%
Tangible equity to tangible assets	8.01	8.01
Leverage ratio	9.91	11.04
Tier 1 risk-based capital ratio	9.47	10.55
Total risk-based capital ratio	10.69	11.79

(1)	Excludes Serial Preferred Stock and Class B Serial Preferred Stock, none of which are outstanding.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following is a description of the terms of the Trust Preferred Securities and of the Declaration under which they are issued. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Declaration, which will be filed with the SEC and incorporated by reference into the Registration Statement to which this prospectus supplement relates, copies of which are available upon request from us.

General

The Trust Preferred Securities will be issued pursuant to the Declaration. The property trustee, U.S. Bank Trust National Association, will act as indenture trustee for the Trust Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Declaration, including any amendments thereto, and those made part of the Declaration by the Trust Indenture Act and the Delaware Statutory Trust Act. The Trust will initially own all of our     % Junior Subordinated Debentures due September 15, 2038, which we refer to as “Debentures.”

In addition to the Trust Preferred Securities, the Declaration authorizes the Administrators of the Trust to issue common securities on behalf of the Trust. We will own directly or indirectly all of the Trust’s common securities. The common securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis with the Trust Preferred Securities, except as set forth below under “— Ranking of Common Securities.” The Declaration does not permit the Trust to issue any securities other than the common securities and the Trust Preferred Securities or to incur any indebtedness.

The payment of distributions out of money held by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by us to the extent described under “Description of the Guarantee.” The guarantee, when taken together with our obligations under the Debentures, the indenture and the Declaration, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the common securities and the Trust Preferred Securities, has the effect of providing a full and unconditional guarantee of amounts due on the Trust Preferred Securities. U.S. Bank National Association, as the guarantee trustee, will hold the guarantee for the benefit of the holders of the Trust Preferred Securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of the Trust Preferred Securities is to vote to direct the property trustee to enforce the property trustee’s rights under the Debentures.

When we use the term “holder” in this prospectus supplement with respect to registered Trust Preferred Securities, we mean the person in whose name such Trust Preferred Securities is registered in the security register. The Trust Preferred Securities will be held in book-entry form only, as described under “Book-Entry System,” except in the circumstances described in that section, and will be held in the name of DTC or its nominee.

We expect the Trust Preferred Securities to be approved for listing and eligible for trading on the Nasdaq Global Select Market upon initial delivery of the Trust Preferred Securities.

Distributions

You will be entitled to receive periodic distributions on the stated liquidation amount of $25 per Trust Preferred Security on the same payment dates and in the same amounts as we pay interest on a principal amount of Debentures equal to the liquidation amount of such Trust Preferred Security. Distributions will accumulate from the original date of issuance. The Trust will make distribution payments on the Trust Preferred Securities quarterly in arrears on March 15, June 15, September 15 and December 15 of each year commencing on September 15, 2008 (or if any such day is not a business day, on the next business day).

In the event any distribution date is not a business day, the payment made on the next succeeding business day shall be made with additional interest to the date of payment, except for payments due on the maturity date or redemption date of Trust Preferred Securities, which will be made on the next business day, without adjustment. If we defer payment of interest on the Debentures, distributions by the Trust on the Trust Preferred Securities will also be deferred.

On each distribution date, the Trust will pay the applicable distribution to the holders of the Trust Preferred Securities on the record date for that distribution date, which shall be the fifteenth day preceding that distribution date, whether or not a business day. Distributions on the Trust Preferred Securities will be cumulative. The Trust Preferred Securities will be effectively subordinated to the same debts and liabilities to which the Debentures are subordinated, as described under “Description of the Debentures — Subordination.”

For purposes of this prospectus supplement, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, Wilmington, Delaware or Stillwater, Oklahoma are authorized or required by law or executive order to remain closed.

In the event that any date on which distributions are payable on the Trust Preferred Securities is not a business day, then payment of the distribution will be made on the next succeeding business day, with additional interest to the date of payment, except for payments due on the maturity date or redemption date of Trust Preferred Securities, which will be made on the next business day, without adjustment. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated. The period beginning on and including the original date of issuance and ending on but excluding the first distribution date and each period after that period beginning on and including a distribution date and ending on but excluding the next distribution date is called a “distribution period.” Distributions to which holders of Trust Preferred Securities are entitled but are not paid will accumulate additional distributions at the annual rate, except as may be prohibited by law.

The funds available to the Trust for distribution to holders of the Trust Preferred Securities will be limited to payments under the Debentures. If we do not make interest payments on the Debentures, the property trustee will not have funds available to pay distributions on the Trust Preferred Securities. The Trust will pay distributions through the property trustee, which will hold amounts received from the Debentures in a payment account for the benefit of the holders of the Trust Preferred Securities and the common securities.

Deferral of Distributions

We have the right, on one or more occasions, to defer payment of interest on the Debentures for up to twenty consecutive interest periods, or five years, as described under “Description of the Debentures — Option to Defer Interest Payments” below. If we exercise this right, the Trust will also defer paying a corresponding amount of distributions on the Trust Preferred Securities during that period of deferral. We refer to this period as a “deferral period.” No deferral period may extend beyond the final repayment date of the Debentures or the earlier repayment or redemption in full of the Debentures.

Although neither we nor the Trust will be required to make interest or distribution payments during deferral periods, interest on the Debentures will continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities will continue to accumulate at the annual rate for the Debentures, compounded on each interest payment date to the extent permitted by law. References to “accrued and unpaid distributions” in this prospectus supplement include all accrued and unpaid distributions, including compounded amounts thereon to the extent permitted by law.

If the Trust defers distributions, the accrued and unpaid distributions will be paid on the distribution payment date following the last day of the deferral period to the holders on the record date for that distribution payment date. Upon termination of a deferral period and payment of all amounts due on the Trust Preferred Securities, we may elect to begin a new deferral period.

If we exercise our deferral right, then during any deferral period, we and our subsidiaries generally may not make payments on or redeem or repurchase our capital stock or our debt securities or guarantees ranking pari passu with or junior to the Debentures upon liquidation, subject to certain limited exceptions, as described under “Description of the Debentures — Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances.”

Redemption

If we repay or redeem the Debentures, in whole or in part, the property trustee will use the Debentures or the proceeds of that repayment or redemption to redeem a total amount of Trust Preferred Securities and common securities equal to the amount of Debentures redeemed or repaid. Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Trust Preferred

Securities in connection with a redemption of the Debentures is subject to prior approval of the Federal Reserve.

The redemption price per Trust Preferred Security will equal the applicable redemption or repayment price attributed to $25 in principal amount of the Debentures calculated as described under “Description of the Debentures — Redemption” below, in each case plus accumulated but unpaid distributions to the redemption date. If less than all Trust Preferred Securities and common securities are redeemed, the amount of each to be redeemed will be allocated pro rata based upon the total amount of Trust Preferred Securities and common securities outstanding, except in the case of a payment default, as described under “— Ranking of Common Securities.”

Redemption Procedures

Notice of any redemption will be mailed by the property trustee at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of Trust Preferred Securities to be redeemed.

If (i) the Trust gives a notice of redemption of Trust Preferred Securities for cash and (ii) we have paid to the property trustee, or the paying agent on behalf of the property trustee, a sufficient amount of cash in connection with the related redemption or maturity of the Debentures, then on the redemption date, the property trustee, or the paying agent on behalf of the property trustee, will irrevocably deposit with DTC funds sufficient to pay the redemption price for the class of Trust Preferred Securities being redeemed. See “Book-Entry System.” The Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the Trust Preferred Securities. Distributions to be paid on or before the redemption date for any Trust Preferred Securities called for redemption will be payable to the holders as of the record dates for the related dates of distribution. If the Trust Preferred Securities called for redemption are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the Trust Preferred Securities.

If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such Trust Preferred Securities called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the redemption price and any distribution payable in respect of the Trust Preferred Securities on or prior to the redemption date, but without interest on such redemption price; and

•	the Trust Preferred Securities called for redemption will cease to be outstanding.

If any redemption date is not a business day, then the redemption amount will be payable on the next business day, without any interest or other payment in respect of any such delay.

If payment of the redemption amount for any Debentures called for redemption is improperly withheld or refused and, accordingly, the redemption amount of the Trust Preferred Securities is not paid either by the Trust or by us under the guarantee, then interest on the Debentures will continue to accrue and distributions on the Trust Preferred Securities called for redemption will continue to accumulate at the annual rate, compounded on each distribution date, from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

If less than all of the Debentures are to be redeemed on a redemption date, then the aggregate liquidation amount of Trust Preferred Securities and common securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and common securities based upon the relative liquidation amounts of such classes, except in the case of a payment default, as described below under “— Ranking of Common Securities.” The property trustee will select the particular Trust Preferred Securities to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding Trust Preferred Securities not previously called for redemption by any method the property trustee deems fair and appropriate, or if the Trust Preferred Securities are in book-entry only form, in accordance with the procedures of DTC. See “Book-Entry System.”

For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities that has been or is to be redeemed.

Subject to applicable law, including, without limitation, U.S. federal securities laws, and subject to the Federal Reserve’s risk-based capital guidelines and policies applicable to bank holding companies, we or our affiliates may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

Optional Liquidation of the Trust and Distribution of the Debentures to Holders

Under the Declaration, the Trust shall dissolve upon the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of Southwest;

•	the written direction from us, as holder of the Trust’s common securities, to the property trustee to dissolve the Trust and distribute a like amount of the Debentures to the holders of the Trust Preferred Securities and common securities, subject to our having received any required prior approval of the Federal Reserve;

•	redemption of all of the Trust Preferred Securities as described under “— Redemption;” or

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

Except as set forth in the next sentence, if an early dissolution occurs as described above, the property trustee will liquidate the Trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of such Trust as provided by applicable law, to the holders of the Trust Preferred Securities and common securities a like amount of the Debentures. If the property trustee determines that such distribution is not possible or if the early dissolution occurs as a result of the redemption of Trust Preferred Securities, then the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment. If the Trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities and common securities shall be paid on a pro rata basis, except as described under ‘‘— Ranking of Common Securities.”

After the liquidation date fixed for any distribution of Debentures to holders of Trust Preferred Securities:

•	the Trust Preferred Securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution;

•	any certificates representing the Trust Preferred Securities not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent Debentures having a principal amount equal to the stated liquidation amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Preferred Securities until such certificates are so surrendered for transfer or reissuance; and

•	all rights of the holders of the Trust Preferred Securities will cease, except the right to receive Debentures upon such surrender.

Under current United States federal income tax law, and assuming, as expected, the Trust is treated as a grantor trust, a distribution of Debentures in exchange for the Trust Preferred Securities would not be a taxable event to you. See “Certain United States Federal Income Tax Consequences — United States Holders — Receipt of Debentures upon Liquidation of the Trust.”

Ranking of Common Securities

Payment of distributions on, and the redemption price of and the liquidation distribution in respect of, Trust Preferred Securities and common securities, as applicable, shall be made pro rata based on the respective liquidation amounts of the Trust Preferred Securities and common securities, except that upon the occurrence and continuation of a payment default on the Debentures, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities.

In the case of any event of default under the Declaration resulting from an event of default under the indenture for the Debentures, we, as holder of the Trust’s common securities, will have no right to act with respect to any such event of default under the Declaration until the effect of all such events of default with respect to the Trust Preferred Securities has been cured, waived or otherwise eliminated. Until all events of default under the Declaration with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of Trust Preferred Securities and not on our behalf, and only the holders of the Trust Preferred Securities will have the right to direct the property trustee to act on their behalf.

If an early dissolution event occurs in respect of the Trust, no liquidation distributions shall be made on the Trust’s common securities unless full liquidation distributions are made on the Trust Preferred Securities.

Events of Default under Declaration

Any one of the following events constitutes an event of default under the Declaration, or a “Declaration Event of Default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the indenture with respect to the Debentures beneficially owned by the Trust;

•	the default by the Trust in the payment of any distribution on any Trust security of the Trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any Trust security of the Trust when such becomes due and payable;

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the Declaration for 60 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach in the manner specified in such Declaration; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within 5 business days after any Declaration Event of Default actually known to the property trustee occurs, the property trustee will transmit notice of such Declaration Event of Default to the holders of the affected class of Trust securities and to the Administrators, unless such Declaration Event of Default shall have been cured or waived. We, as sponsor, and the Administrators are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the Declaration.

The existence of a Declaration Event of Default under the Declaration, in and of itself, with respect to the Debentures does not entitle the holders of the Trust Preferred Securities to accelerate the maturity of such Debentures.

If we fail to to pay interest that we are otherwise obligated to pay on the Debentures in full within 30 days after the conclusion of a deferral period that continues for twenty quarters, the property trustee, as sole holder of the Debentures, may declare the Debentures due and payable under the indenture. For a more complete description of remedies available upon the occurrence of an event of default with respect to the Debentures, see “Description of the Debentures — Events of Default; Waiver and Notice” and “Relationship among Trust Preferred Securities, Debentures and Guarantees”.

Removal of Trustees

Unless an event of default under the indenture has occurred and is continuing, the property trustee and/or the Delaware trustee may be removed at any time by the holder of the Trust’s common securities. The property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities for cause or by the holders of a majority in liquidation amount of the Trust Preferred Securities if an event of default under the indenture has occurred and is continuing. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrators, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration.

Co-Trustees and Separate Property Trustee

Unless an event of default under the indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, we, as the holder of the Trust’s common securities, and the Administrators shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such Declaration. If an event of default under the indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee or the Delaware trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the Declaration, provided that such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the Declaration. The Trust may, at our request, with the consent of the Administrators but without the consent of the holders of the Trust Preferred Securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, a successor trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities, or

•	substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to as “Successor Securities,” so long as the Successor

Securities rank the same as the Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of such successor entity possessing the same powers and duties as the property trustee is appointed to hold the Debentures then held by or on behalf of the property trustee;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of Trust Preferred Securities, including any Successor Securities, in any material respect;

•	the Successor Securities, if any, are listed on the Nasdaq Global Select Market or on such other exchange, interdealer quotation system or self-regulatory organization as the Trust Preferred Securities are then listed, if any;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of counsel to the effect that

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an “investment company” under the Investment Company Act;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion of counsel experienced in such matters that such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease will not cause the Trust or the successor entity to be classified as an association or a partnership for U.S. federal income tax purposes; and

•	we or any permitted successor or assignee own all of the common securities of such successor entity and guarantee the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

Voting Rights; Amendment of the Declaration

Except as provided below and under “Description of the Guarantee — Amendments and Assignment” and as otherwise required by law and the Declaration, the holders of the Trust Preferred Securities will have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to the Declaration, including in respect of Debentures beneficially owned by the Trust. Under the Declaration, however, the property trustee will be required to obtain their consent before exercising some of its rights in respect of these securities.

Declaration.  We and the Administrators may amend the Declaration without the consent of the holders of the Trust Preferred Securities, the property trustee or the Delaware trustee, unless, in the case of the first two bullets below, such amendment will materially and adversely affect the interests of any holder of Trust Preferred Securities, the property trustee or the Delaware trustee or impose any additional duty or obligation on the property trustee or the Delaware trustee, to:

•	cure any ambiguity, correct or supplement any provisions in the Declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Declaration, which may not be inconsistent with the other provisions of the Declaration;

•	modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as a grantor trust at all times that any Trust securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act, and to ensure the treatment of the Trust Preferred Securities as Tier 1 capital under prevailing Federal Reserve rules and regulations;

•	provide that certificates for the Trust Preferred Securities may be executed by an Administrator by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by us of an authentication agent and certain related provisions;

•	require that holders that are not U.S. persons for U.S. federal income tax purposes irrevocably appoint a U.S. person to exercise any voting rights to ensure that the Trust will not be treated as a foreign trust for U.S. federal income tax purposes; or

•	reduce or increase the liquidation amount per Trust Preferred Security and simultaneously to correspondingly increase or decrease the number of Trust Preferred Securities issued and outstanding solely for the purpose of maintaining the eligibility of the Trust Preferred Securities for quotation or listing on any national securities exchange on which the Trust Preferred Securities are then quoted or listed, provided that the aggregate liquidation amount of the Trust Preferred Securities outstanding upon completion of any such reduction or increase shall be the same as the aggregate liquidation amount of the Trust Preferred Securities outstanding immediately prior to such reduction or increase.

Any such amendment shall become effective when notice thereof is given to the property trustee, the Delaware trustee and the holders of the Trust Preferred Securities.

We, the Administrators, the property trustee, and Delaware trustee may generally amend the Declaration with:

•	the consent of holders representing not less than a majority, based upon aggregate liquidation amount, of the outstanding Trust Preferred Securities; and

•	receipt by the trustees of the Trust of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees of the Trust or the Administrators in accordance with such amendment will not affect the Trust’s status as a grantor trust for U.S. federal income tax purposes or affect the Trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each affected holder of Trust securities, the Declaration may not be amended to:

•	change the amount or timing, or otherwise adversely affect the amount, of any distribution required to be made in respect of Trust securities as of a specified date; or

•	restrict the right of a holder of Trust securities to institute a suit for the enforcement of any such payment on or after such date.

Indenture and Debentures.  So long as the property trustee holds any Debentures, the trustees of the Trust may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Trust Preferred Securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for the Debentures, or execute any trust or power conferred on the indenture trustee with respect to such Debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Debentures is due and payable; or

•	consent to any amendment, modification, or termination of the indenture or such Debentures, where such consent by the holders of the Debentures shall be required.

If a consent under the indenture would require the consent of each holder of Debentures affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the Trust Preferred Securities.

The property trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, before taking any of the foregoing actions, the Administrators of the Trust will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the Trust to be classified as other than one or more grantor trusts or agency arrangements or as an association or a partnership for U.S. federal income tax purposes. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities.

General.  Any required approval of holders of Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each record holder of Trust Preferred Securities in the manner set forth in the Declaration.

No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Declaration.

Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by us, our affiliates, the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agent

Payments on the Trust Preferred Securities shall be made to DTC, which shall credit the relevant accounts on the applicable distribution dates. If any Trust Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register. See “Book Entry System.”

The paying agent shall initially be U.S. Bank Trust National Association and any co-paying agent chosen by the property trustee and acceptable to us and to the Administrators. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the Administrators and to the property trustee. In the event that U.S. Bank Trust National Association shall no longer be the paying agent, the property trustee will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the Administrators and to us.

Registrar and Transfer Agent

U.S. Bank Trust National Association will act as registrar and transfer agent, or “Securities Registrar,” for the Trust Preferred Securities.

Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Neither the Trust nor the Transfer Agent shall be required to register the transfer of, or exchange any, Trust security during a period beginning at the opening of business 15 days before the day of selection for redemption of Trust securities and ending at the close of business on the day of mailing of notice of redemption or to transfer or exchange any Trust security so selected for redemption in whole or in part, except, in the case of any Trust security to be redeemed in part, any portion thereof not to be redeemed.

Any Trust Preferred Securities can be exchanged for other Trust Preferred Securities so long as such other Trust Preferred Securities are denominated in authorized denominations and have the same aggregate liquidation amount and same terms as the Trust Preferred Securities that were surrendered for exchange. The Trust Preferred Securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Trust Preferred Securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Trust Preferred Securities. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Trust Preferred Securities for registration of transfer or exchange. However, the Trust will be required to maintain an office or agency in each place of payment for the Trust Preferred Securities.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of a Declaration event of default, the property trustee undertakes to perform only the duties that are specifically set forth in the Declaration. After a Declaration event of default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Preferred Securities unless it is offered indemnity satisfactory to it by such holder against the costs, expenses, and liabilities that might be incurred. If no Declaration Event of Default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provision of the Declaration, and the matter is not one upon which holders of Trust Preferred Securities are entitled under the Declaration to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take or refrain from taking any action that it deems advisable and in the interests of the holders of the Trust securities and will have no liability except for its own negligence or willful misconduct.

We and our affiliates may maintain certain accounts and other banking relationships with the property trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to the Declaration, we, as sponsor of the Trust, agree to pay:

•	reasonable costs and expenses owing to the Debenture Trustee under the indenture;

•	all debts and obligations of the Trust (other than with respect to the Trust securities); and

•	pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes.

Governing Law

The Declaration will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The Administrators are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than a grantor trust for U.S. federal income tax purposes. The Administrators are authorized and directed to conduct their affairs so that the Debentures will be treated as indebtedness of Southwest for U.S. federal income tax purposes. In this regard, we and the Administrators are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration, that we and the Administrators determine to be necessary or desirable to achieve such end, so long as such action does not materially and adversely affect the interests of the holders of the Trust Preferred Securities.

We have covenanted under the indenture to maintain the eligibility of the Trust Preferred Securities for quotation or listing on any national securities exchange on which the Trust Preferred Securities are then quoted or listed and will use our best efforts to keep the Trust Preferred Securities so quoted or listed so long as the Trust Preferred Securities remain outstanding. If the Debentures are distributed to the holders of the Trust Preferred Securities, we will use our best efforts to list the Debentures on Nasdaq or such other exchange as the Trust Preferred Securities are listed.

Holders of the Trust Preferred Securities have no preemptive or similar rights. The Trust Preferred Securities are not convertible into or exchangeable for our common stock or preferred stock.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

For so long as the Trust Preferred Securities remain outstanding, we will fulfill all reporting and filing obligations under the Exchange Act, as applicable to companies having a class of securities registered under Section 12(b) or 12(g) of the Exchange Act.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES AND THE INDENTURE

The following is a brief description of certain terms of the Debentures and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Debentures and the indenture, which are filed with the SEC and incorporated by reference into this prospectus and copies of which are available upon request from us.

General

The Debentures will be issued pursuant to an Indenture, dated as of the date of original issuance of the Debentures, between us, as issuer, and U.S. Bank National Association, as indenture trustee. You should read the indenture for provisions that may be important to you. When we use the term “holder” in this prospectus with respect to a registered Debenture, we mean the person in whose name such Debenture is registered in the security register.

The indenture does not limit the amount of debt that is senior to the Debentures that we or our subsidiaries may incur either under other indentures to which we are or become a party. The Debentures are not convertible into or exchangeable for our common stock or authorized preferred stock. The Debentures will be unsecured and will be deeply subordinated upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness for money borrowed, including other subordinated debt that is not by its terms expressly made pari passu with or junior to the Debentures upon liquidation. At the time of issuance, the Debentures will rank pari passu with the $46.4 million of existing debentures previously issued by us in connection with previous trust preferred transactions, and junior to $15 million of indebtedness senior to the Debentures issued by us, not including the direct liabilities of our subsidiaries.

Interest Rate and Interest Payment Dates

The Debentures will bear interest at the annual rate of     %, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on September 15, 2008. We refer to these dates as “interest payment dates,” and to the period beginning on and including the date of original issuance of the Debentures and ending on but excluding the first interest payment date, and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date, as an “interest period.” The amount of interest payable will be computed with respect to any interest period ending on or prior to September 15, 2038 on the basis of a 360-day year consisting of twelve 30-day months.

In the event that any interest payment date other than a redemption date or maturity date is not a business day, the interest payment made on the following business day shall be made with additional interest to the date of payment.

Accrued interest that is not paid on the applicable interest payment date (after giving effect to the adjustment for non-business days described above) will bear interest, to the extent permitted by law, at the annual rate of     %, compounded quarterly from the relevant interest payment date. The terms “interest” and “deferred interest” refer not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.

We may elect to make payment of any defaulted interest at any time upon notice.

Maturity

The Debentures will mature on September 15, 2038, if not redeemed earlier as described below under “— Redemption.”

Option to Defer Interest Payments

We may on one or more occasions defer payment of interest on the Debentures for one or more consecutive interest periods up to twenty consecutive interest payment dates. We have no present intention of exercising our right to defer payments of interest on the Debentures. We may not defer interest beyond the final repayment date or the earlier redemption in full of the Debentures. We may not elect to defer payment if the following events of default have occurred and are continuing:

•	default in the payment of interest on any Debenture following non-payment of any interest for twenty consecutive quarterly interest payment periods, and the continuation of such default for a period of 30 days thereafter;

•	certain events of bankruptcy, insolvency, reorganization or receivership regarding Southwest or any of our major bank subsidiaries;

•	the voluntarily or involuntarily liquidation, dissolution, winding-up or other termination of the Trust, except in connection with (i) the distribution of the Debentures to holders of Trust Preferred Securities, (ii) the redemption of all of the outstanding Trust Preferred Securities, or (iii) certain mergers, consolidations or amalgamations;

If we cease, or elect to cease to be a subject to the regulation and supervision of both the Federal Reserve and the Office of Thrift Supervision, then we will not be able to defer payment if any of the additional following events of default have occurred or are continuing:

•	default in the payment of all or any part of the principal of (or premium, if any, on) any Debentures when due; or

•	failure to perform or breach, in any material respect, any other covenant or warranty in the indenture for 60 days after we have received written notice of the failure to perform or breach in the manner specified in the indenture;

Deferred interest on the Debentures will bear interest at the annual rate, compounded quarterly from the relevant interest payment date, subject to applicable law. As used in this prospectus, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the fifth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the Debentures.

If we have paid all deferred interest on the Debentures, we can again defer interest payments on the Debentures as described above.

If the property trustee, on behalf of the Trust, is the sole holder of the Debentures, we will give the property trustee and the Delaware trustee written notice of our election to commence or extend a deferral period no less than fifteen business days before the next succeeding date on which the distributions on the Trust Preferred Securities are payable. The property trustee will give notice of our election of a deferral period to the holders of the Trust Preferred Securities.

If we defer payments of interest on the Debentures, the Debentures will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your Trust Preferred Securities in gross income for United States federal income tax purposes, prior to receiving any cash distributions. See “Certain United States Federal Income Tax Consequences — Interest Income and Original Issue Discount.”

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

We will agree that, so long as any Debentures remain outstanding, if we have given notice of our election to defer interest payments on the Debentures but the related deferral period has not yet commenced or if a deferral period is continuing, or an event of default has occurred, or if we are in default of our obligations under the guarantee of the Trust Preferred Securities, then we will not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our or our subsidiaries’ capital stock (other than payments of dividends or distributions to us or payments of dividends from our direct or indirect subsidiaries to their parent corporations), or make any guarantee payments with respect to the foregoing;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any indebtedness with terms that are substantially equivalent to the Trust Preferred Securities, or that expressly states that it is pari passu, junior or otherwise not superior to the Debentures.

Our outstanding junior subordinated debt securities contain comparable provisions that will restrict the payment of principal of, and interest on, and the repurchase or redemption of, any of the Debentures as well as any payments on the guarantee of the Debentures if circumstances comparable to the foregoing occur with respect to those securities.

These restrictions do not apply to:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants;

•	a dividend reinvestment or stockholder stock purchase plan; or

•	the issuance of our capital stock of the Company (or securities convertible into or exercisable for our capital stock) as consideration in an acquisition transaction entered into prior to the beginning of the deferral period or default;

•	any exchange or conversion of any class or series of our or a subsidiary’s capital stock for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock and any cash payments in lieu of fractional shares issued in connection therewith;

•	a dividend or distribution on, a redemption, purchase or acquisition of, or a liquidation payment with respect to equity securities of an insured depository institution subsidiary; or

•	payments under the Trust Preferred Securities guarantee.

Redemption

The Debentures are:

•	redeemable, in whole or in part, at any time on or after September 15, 2013 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption; and

•	redeemable, in whole but not in part, at any time after the occurrence of a “tax event,” a “capital treatment event” or an “investment company event,” as described below, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption.

Except as set forth above, the Debentures are not redeemable prior to September 15, 2013. Under the current risk-based capital adequacy guidelines of the Federal Reserve, Federal Reserve approval is generally required for the early redemption of preferred stock or Trust Preferred Securities included in regulatory capital. Accordingly, Federal Reserve approval would be required for the redemption of the Debentures.

A “capital treatment event” means our receipt of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States or any political subdivision thereof or therein, or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official or administrative pronouncement or action or decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of original issuance of the Debentures, there is more than an insubstantial risk that the Company will not, within 90 days of the date of such opinion, be entitled to treat the Trust Preferred Securities as “Tier 1 Capital” (or the then equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to us, provided, however, that our inability to treat all or any portion of the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 Capital” will not be a capital treatment event if such inability results from our having securities and interests that, exceed the amount which qualifies for treatment as “Tier 1 Capital” under applicable capital adequacy guidelines. The distribution of the Debentures in connection with the liquidation of the Trust will not in and of itself constitute a capital treatment event unless such liquidation occurs in connection with a tax event or an investment company event.

An “investment company event” means our receipt of an opinion of counsel experienced in such matters to the effect that, as a result of a change in law or regulation (including any announced prospective change) or written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or, within 90 days of the date of such opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective, as the case may be, on or after the date of the original issuance of the Debentures.

A “tax event” means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement (including any private letter ruling, technical advice memorandum, field service advice, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) (an “administrative action”)) or judicial decision interpreting or applying such laws or regulations, regardless of whether such administrative action or judicial decision is issued to or in connection with a proceeding involving us or the Trust and whether or not subject to review or appeal, which amendment, clarification, change, administrative action or decision is enacted, promulgated or announced, in each case on or after the date of original issuance of the Debentures, there is more than an insubstantial risk that:

•	the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Debentures;

•	interest payable by us on the Debentures is not, or within 90 days of the date of such opinion, will not be, deductible, in whole or in part, for United States federal income tax purposes; or

•	the Trust is, or will be within 90 days of the date of such opinion, subject to or otherwise required to pay, or required to withhold from distributions to holders of Trust Preferred Securities, more than a de minimis amount of other taxes (including withholding taxes), duties, assessments, or other governmental charges.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

In the event of any redemption, neither we nor the indenture trustee will be required to:

•	issue, register the transfer of, or exchange, Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Debentures and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any Debentures so selected for redemption, except, in the case of any Debentures being redeemed in part, any portion thereof not to be redeemed.

If a partial redemption of the Debentures would result in the delisting of the Trust Preferred Securities on the Nasdaq Global Select Market or other exchange on which the Trust Preferred Securities are then listed or quoted (or the delisting of the Debentures, if applicable), we will not be permitted to effect such partial redemption and may only redeem the Debentures in whole or in part to such extent as would not cause a delisting.

Subordination

Our obligations to pay interest on, and principal of, the Debentures are subordinate and junior in right of payment and upon liquidation to all our senior indebtedness, as defined below, whether now outstanding or subsequently incurred.

For purposes of the Debentures, “senior indebtedness” is defined as the following obligations, whether incurred on, prior to or after the date of the indenture:

•	the principal, premium, if any, and interest for all money we have borrowed or purchase;

•	the principal, premium, if any, and interest for all our indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments;

•	all our capital lease obligations;

•	all our obligations issued or assumed as the deferred purchase price of property, conditional sale obligations, and obligations under any title retention agreement;

•	all our obligations for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

•	all our obligations with derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements;

•	all our obligations of the type referred to in the six bullet points above of other persons for which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the type referred to in the first six bullet points above of other persons secured by any lien on any of our property or assets.

Notwithstanding the foregoing, “senior indebtedness” excludes:

•	any other debt securities issued to any trust other than the Trust (or a trustee of such trust), partnership or other entity affiliated with us that is a financing entity of us, in connection with the issuance by such financing entity of equity securities or other securities in transactions substantially similar in structure to the transactions contemplated under the indenture and in the Declaration, (and any guarantees thereof) including without limitation our junior subordinated debentures issued in connection with our outstanding trust preferred securities, or that may be issued in connection with future transactions;

•	any indebtedness that expressly provides that it is junior, pari passu to, or otherwise not senior to such indebtedness;

•	trade accounts payable arising in the customary course of business, which rank pari passu with the Debentures; and

•	the Debentures.

No change in the subordination of the Debentures in a manner adverse to holders will be effective against any holder without its consent.

All liabilities of our subsidiaries, including trade accounts payable and accrued liabilities arising in the ordinary course of business of our subsidiaries, are effectively senior to the Debentures to the extent of the assets of such subsidiaries. At March 31, 2008, we had $15.0 million in indebtedness for money borrowed (excluding all of the liabilities of our subsidiaries) that would rank senior to the Debentures upon liquidation, and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Debentures upon liquidation totaled approximately $2.4 billion.

If certain events in bankruptcy, insolvency, or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities, or other property, on account of the principal of or interest on the Debentures. In such an event, we will pay or deliver directly to the holders of senior indebtedness any payment or distribution otherwise payable or deliverable to holders of the Debentures. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the Debentures so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment;

•	payment on those securities is subordinate to outstanding senior indebtedness and any securities issued with respect to senior indebtedness under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Debentures;

•	and senior indebtedness is assumed by the new corporation, if any, from reorganization and the rights of senior indebtedness are not altered without consent.

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of Debentures together with the holders of any of our other obligations ranking equal with the Debentures will be entitled to receive from our remaining assets any principal or interest due at that time on the Debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Debentures.

If we violate the indenture by making a payment or distribution to holders of the Debentures before we have paid all the senior indebtedness in full, then such holders of the Debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the Debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors, including trade creditors. This type of subordination will not prevent an event of default from occurring under the indenture in connection with the Debentures.

We may modify or amend the indenture as provided under “— Modification of Indenture.” However, the modification or amendment may not, without the consent of the holders of all senior indebtedness outstanding, modify any of the provisions of the indenture relating to the subordination of the Debentures in a manner that would adversely affect the holders of senior indebtedness.

The indenture places no limitation on the amount of senior indebtedness that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior indebtedness.

Limitation of Additional Parity and Junior Indebtedness

We will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Debentures except in compliance with applicable Federal Reserve regulations and guidelines. Under the indenture, to the extent we incur any additional indebtedness that ranks pari passu with or junior to the Debentures, this additional indebtedness must include a provision that allows us to defer payments of interest for a consecutive period of no less than five years.

If we consolidate with or merge into another corporation, or sell or transfer our properties and assets substantially as an entirety to another person, then we, the property trustee and the administrators may enter into a supplemental indenture without the consent of holders of the Debentures to provide for the successor to assume our obligations under the Debentures, and to expressly provide that any indebtedness issued by the successor to any trust (or a trustee of such trust), partnership or other entity affiliated with it that is a financing entity, in connection with the issuance by such financing entity of equity securities or other securities in transactions substantially similar in structure to the transactions contemplated under the indenture and in the Declaration, (and any guarantees thereof) or that may be issued in connection with future such transactions rank pari passu with the Debentures. See “Limitation on Mergers and Sales of Assets.”

Payment and Paying Agent

Payment of principal of, and interest on, the Debentures will be made at the office of the indenture trustee in Wilmington, Delaware, or at the place of such paying agent or paying agents as we may designate from time to time, except that, at our option, payment of interest on an interest payment date other than maturity or earlier redemption may be made, except in the case of Debentures in global form:

•	by check mailed to the address of the person or entity entitled to the interest payment as such address appears in the register for the Debentures; or

•	by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

Payment of interest on the Debentures on any interest payment date will be made to the person or entity in whose name the debt security is registered at the close of business on the record date for the interest payment date, which will be the date that is 15 calendar days prior to the relevant interest payment date, whether or not the record date falls on a business day, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will always be required to maintain a paying agent in each place of payment for the Debentures.

Payments in respect of the Debentures in global form or those held by the property trustee, and upon surrender at maturity or earlier redemption regardless of whether in global or certificated form, will be payable in immediately available funds.

If the Trust is dissolved and the Debentures are distributed to the holders of the Trust Preferred Securities, we may appoint a paying agent from whom holders of Debentures can receive payment of the principal of and interest on the Debentures. The paying agent may elect to pay any interest on the Debentures by mailing a check to the person listed as the owner of the Debentures in the security register. It will pay interest on the Debentures:

•	on an interest payment date to the person in whose name that note is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment to the person who surrenders such Debentures at the office of the appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the Debentures and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such Debentures can only look to us for the payments on such Debentures.

Exchange; Transfer

Any Debentures can be exchanged for other Debentures so long as such other Debentures have the same aggregate principal amount and same terms as the Debentures that were surrendered for exchange. The Debentures may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Debentures, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debentures. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Debentures for registration of transfer or exchange. However, we will be required to maintain an office or agency in each place of payment for the Debentures.

Limitation on Mergers and Sales of Assets

The indenture provides that we may consolidate with or merge into another corporation, or sell or transfer our properties and assets substantially as an entirety to another person if:

•	the entity formed by the consolidation or into which we merge, or to which we sell or transfer our properties and assets, expressly assumes by supplemental indenture the payment of any principal, premium or interest on the Debentures, and the performance of our other covenants under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing under the indenture.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture in our name, and we will be released from all of our liabilities and obligations under the indenture and under the Debentures.

Events of Default; Waiver and Notice

The following events are “events of default” with respect to the Debentures:

•	default in the payment of interest on any Debenture following non-payment of any interest for 20 consecutive quarterly interest payment periods, and the continuation of such default for a period of 30 days thereafter;

•	certain events of bankruptcy, insolvency, reorganization or receivership regarding Southwest or any of our “major bank subsidiaries” (as of the date hereof, Stillwater National is our only “major bank subsidiary”);

•	the voluntarily or involuntarily liquidation, dissolution, winding-up or other termination of the Trust, except in connection with (i) the distribution of the Debentures to holders of Trust Preferred Securities, (ii) the redemption of all of the outstanding Trust Preferred Securities or (iii) certain mergers, consolidations or amalgamations;

•	default in the payment of all or any part of the principal of (or premium, if any, on) any Debentures when due; or

•	failure to perform or breach, in any material respect, any other covenant or warranty in the indenture for 60 days after we have received written notice of the failure to perform or breach in the manner specified in the indenture.

The defaults described in the first three bullet points are referred to as “acceleration events of default,” provided, however, that if we cease, or elect to cease to be a subject to the regulation and supervision of both the Federal Reserve and the Office of Thrift Supervision, then the defaults described in the fourth and fifth bullet points will also be deemed to be “acceleration events of default.”

The indenture provides that the indenture trustee must give holders notice of all defaults or events of default within 90 days after it becomes actually known to a responsible officer of the indenture trustee. However, except in the cases of a default or an event of default in payment on the Debentures, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If an acceleration event of default occurs, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the entire principal and all accrued but unpaid interest on all Debentures to be due and payable immediately. If the indenture trustee or the holders of Debentures do not make such declaration and the Debentures are beneficially owned by the Trust or a trustee of the Trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities shall have such right. The property trustee may annul the declaration and waive the default, provided all defaults have been cured and all payment obligations have been made current. Should the property trustee fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to do so.

The holders of a majority in aggregate principal amount of the outstanding Debentures may waive any past default, except:

•	a default in payment of principal or interest (unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee); or

•	a default under any provision of the indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Debenture.

If the Debentures are beneficially owned by the Trust or a trustee of the Trust, any such waiver shall require the consent of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities.

The holders of a majority in principal amount of the Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee.

We are required to file an officers’ certificate with the indenture trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the indenture.

Actions Not Restricted by Indenture

The indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligations senior to the Debentures;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as described in “Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances.”

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the Debentures upon a change of control or other event involving us that may adversely affect the creditworthiness of the Debentures.

No Protection in the Event of a Highly Leveraged Transaction

The indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Distribution of Corresponding Assets

If the Debentures are owned by the Trust, under circumstances involving the dissolution of the Trust, the Debentures may be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust after satisfaction of the Trust’s liabilities to its creditors, provided that any required regulatory approval is obtained.

If the Debentures are distributed to the holders of Trust Preferred Securities, we anticipate that the depositary arrangements for the Debentures will be substantially identical to those in effect for the Trust Preferred Securities. See “Book-Entry System.”

Modification of Indenture

Under the indenture, certain of our rights and obligations and certain of the rights of holders of the Debentures may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Debentures. However, without the consent of a holder we may not:

•	change the maturity date of any Debenture, or reduce the principal amount thereof or any premium on any Debenture;

•	reduce the rate or extend the time of payment of interest on any Debenture;

•	reduce any amount payable on redemption of any Debenture;

•	increase the aggregate principal amount of Debentures then outstanding;

•	change any of the redemption provisions for the Debentures;

•	make the principal, or any interest or premium, on any Debenture payable in any coin or currency other than United States of America legal tender for payment of public and private debts;

•	impair or affect the right of any holder to institute suit for payment of Debentures; or

•	reduce the percentage of Debentures the holders of which are required to consent to any supplemental indenture.

Under the indenture, the holders of at least a majority of the aggregate principal amount of the outstanding Debentures may, on behalf of all holders of the Debentures, waive compliance by us with any covenant or condition contained in the indenture.

If the consent of the holder of each outstanding Debenture is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of the Trust Preferred Securities.

We and the indenture trustee may execute, without the consent of any holder of Debentures, any supplemental indenture for the purpose of:

•	evidencing the succession of another person, and the assumption by the successor by such person to our obligations under the indenture, as a result of a consolidation, merger, or sale or transfer of all or substantially all of our assets, as described under “— Limitation on Additional Parity and Junior Indebtedness” and “— Limitations on Mergers and Sale of Assets;”

•	adding additional covenants, restrictions or conditions for the protection of the holders of Debentures as the Board of Directors shall consider to be for the protection of the holders of such Debentures;

•	curing any ambiguity or correcting or supplementing any provision in the indenture, provided that any such action does not adversely affect the interests of the holders of the Debentures then outstanding;

•	adding to, deleting from, or revising the terms of Debentures, including, without limitation, any terms relating to the issuance, exchange, registration or transfer of Debentures, including to provide for transfer procedures and restrictions substantially similar to those applicable to the Trust Preferred Securities, provided that any such action does not adversely affect the interests of the holders of the Debentures then outstanding;

•	evidencing the appointment of a successor Trustee and to add to or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee;

•	making any change (other than as elsewhere provided in this Section) that does not adversely affect the rights of any holder in any material respect; or

•	providing for the issuance of and establish the form and terms and conditions of the Debentures, to establish the form of any certifications required to be furnished pursuant to the terms of this Indenture or the Debentures, or to add to the rights of the holders of Debentures.

Trust Expenses

We have agreed to pay, and reimburse the Trust for, the full amounts of any costs, expenses, or liabilities of the Trust, other than obligations of the Trust to pay to the holders of any Trust Preferred Securities the amounts due such holders pursuant to the terms of the Trust Preferred Securities. This payment obligation will include any costs, expenses, or liabilities of the Trust that are required by applicable law to be satisfied in connection with a termination of the Trust.

Governing Law

The indenture and the Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

The Indenture Trustee

The indenture trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the indenture trustee is under no obligation to exercise any of the powers under the indenture at the request, order, or direction of any holders of Debentures unless offered reasonable indemnification. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

The following is a brief description of the terms of the guarantee. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the guarantee, which has been filed with the SEC and incorporated by reference into the registration statement to which this prospectus relates and copies of which are available upon request from us.

General

The following payments on the Trust Preferred Securities, also referred to as the “guarantee payments,” if not fully paid by the Trust, will be paid by us under a guarantee that we will execute and deliver for the benefit of the holders of Trust Preferred Securities. Pursuant to the guarantee, we will irrevocably and unconditionally agree to pay in full, without duplication:

•	any accrued and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available to make the payment;

•	the redemption price for any Trust Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up, liquidation or termination of the Trust, other than in connection with a distribution of a like amount of corresponding assets to the holders of the Trust Preferred Securities, the lesser of:

•	the aggregate of the liquidation amount of the Trust Preferred Securities and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities upon liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay the amounts to the holders.

If we do not make a required payment on the Debentures, the Trust will not have sufficient funds to make the related payments on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make these payments. If we do not pay any amounts on the Debentures when due, holders of the Trust Preferred Securities will have to rely on the enforcement by the property trustee of its rights as registered holder of the Debentures or proceed directly against us for payment of any amounts due on the Debentures. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may be a creditor with recognized claims against the subsidiary. The guarantee does not limit the incurrence or issuance by us of other secured or unsecured indebtedness.

The guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank National Association will act as “guarantee trustee” for purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the Trust Preferred Securities.

Effect of the Guarantee

The guarantee, when taken together with our obligations under the indenture and the Trust’s obligations under the Declaration, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust Preferred Securities, has the effect of providing a full and unconditional guarantee on a subordinated basis of payments due on the Trust Preferred Securities. See “Relationship among Capital Securities, Junior Subordinated Debentures, and Guarantee.”

Status of the Guarantee

The guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all of our senior indebtedness in the same manner as the Debentures as set forth in the indenture; and

•	equally with all other guarantees for payments on Trust Preferred Securities that we issue in the future to the extent the related subordinated debentures by their terms rank pari passu with the Debentures, subordinated debentures that we issue in the future that by their terms rank pari passu with the Debentures and any of our other present or future obligations that by their terms rank pari passu with such guarantee.

The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. The guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the Trust.

Amendments and Assignment

The guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities. The approval of such holders will not be required, however, for any changes that do not adversely affect the rights of holders of the Trust Preferred Securities in any material respect. All guarantees and agreements contained in the guarantee will bind our successors, assignees, receivers, trustees, and representatives and will be for the benefit of the holders of the Trust Preferred Securities then outstanding.

Termination of the Guarantee

The guarantee will terminate:

•	upon full payment of the redemption price of all Trust Preferred Securities;

•	upon the distribution of the Debentures in exchange for all of the Trust Preferred Securities; or

•	upon full payment of the amounts payable in accordance with the Declaration upon dissolution of the Trust.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the guarantee.

Events of Default

An event of default under the guarantee will occur if we fail to perform any payment obligation or if we fail to perform any other obligation under the guarantee and such default remains unremedied for 30 days after notice.

The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee, to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee or to waive an event of default. Any holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to the guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the guarantee. Following the occurrence of an event of default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of Trust Preferred Securities, unless offered indemnity satisfactory to it against the costs, expenses, and liabilities that might be incurred thereby.

We and our affiliates may maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, DEBENTURES,
AND THE GUARANTEE

The exclusive purposes of the Trust are:

•	issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust; and

•	investing the gross proceeds of the Trust Preferred Securities and the common securities in the Debentures and engaging in only those activities convenient, necessary or incidental thereto.

As long as payments of interest and other payments are made when due on the Debentures, those payments will be sufficient to cover the distributions and payments due on the Trust Preferred Securities. This is due to the following factors:

•	the Trust will hold an aggregate principal amount of Debentures equal to the sum of the aggregate liquidation amount of the Trust Preferred Securities and the Trust’s common securities;

•	the interest rate on the Debentures will match the distribution rate on the Trust Preferred Securities and the Trust’s common securities;

•	the interest and other payment dates on the Debentures will match the distribution dates for the Trust Preferred Securities and the Trust’s common securities;

•	under the Declaration, we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust, other than those relating to the Trust’s obligations to holders of Trust Preferred Securities; and

•	the Declaration provides that the administrators shall cause the Trust not to engage in any activity other than as required or authorized by the Declaration.

To the extent that funds are available, we guarantee payments of distributions and other payments due on the Trust Preferred Securities to the extent described in this prospectus. If we do not make interest payments on the Debentures, the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The guarantee is a subordinated guarantee in relation to the Trust Preferred Securities. The guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. See “Description of the Guarantee.”

We have the right to set off any payment that we are otherwise required to make under the indenture with any payment that we make under the guarantee. The guarantee covers the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that we have made a payment of interest or principal or other payments on the Debentures. The guarantee, when taken together with our obligations under the Debentures and the indenture and our obligations under the Declaration, will provide a full and unconditional guarantee of distributions, redemption payments, and liquidation payments on the Trust Preferred Securities.

If we fail to make interest or other payments on the Debentures when due, taking into account any applicable deferral period, the Declaration allows the holders of the Trust Preferred Securities to direct the property trustee to enforce its rights under the Debentures. If the property trustee fails to enforce these rights, any holder of Trust Preferred Securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity.

A holder of Trust Preferred Securities may institute a direct action if we fail to make interest or other payments on the Debentures when due, taking into account any applicable deferral period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the Debentures; or

•	suing us to enforce the property trustee’s rights under the Debentures.

We acknowledge that the guarantee trustee will enforce the guarantee on behalf of the holders of the Trust Preferred Securities. If we fail to make payments under the guarantee, the holders of the Trust Preferred Securities may direct the guarantee trustee to enforce its rights under such guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of Trust Preferred Securities may directly sue us to enforce the guarantee trustee’s rights under the guarantee. The holder need not first sue the Trust, the guarantee trustee, or any other person or entity. A holder of Trust Preferred Securities may also directly sue us to enforce the holder’s right to receive payment under the guarantee. The holder need not first direct the guarantee trustee to enforce the terms of the guarantee or sue the Trust or any other person or entity.

We and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee on a subordinated basis by us of payments due on the Trust Preferred Securities.

Limited Purpose of Trust

The Trust Preferred Securities evidence beneficial interests in the Trust. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of Debentures is that a holder of Debentures would be entitled to receive from the issuer the principal amount of and interest accrued on such Debentures, while a holder of Trust Preferred Securities is entitled to receive distributions from the Trust, or from us under the guarantee, if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Dissolution

Upon any voluntary or involuntary dissolution of the Trust, holders of Trust Preferred Securities will receive the distributions described under “Description of the Trust Preferred Securities — Optional Liquidation of Trust and Distribution of Debentures to Holders.” Upon our voluntary or involuntary liquidation or bankruptcy, the holders of the Debentures would be our subordinated creditors, subordinated in right of payment to all indebtedness senior to the Debentures as set forth in the indenture, but entitled to receive payment in full of principal and interest before any of our shareholders receive distributions. Since we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of the Trust Preferred Securities, the positions of a holder of Trust Preferred Securities relative to other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same as if that holder held the corresponding assets of the Trust directly.

BOOK ENTRY SYSTEM

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depository for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each class of Trust Preferred Securities, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. At any time when the Debentures may be held by persons other than the property trustee, one or more fully registered global security certificates, representing the total aggregate principal amount of Debentures, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in Trust Preferred Securities or Debentures, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depository to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Declaration and the guarantee or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the Trust Preferred Securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the Trust Preferred Securities will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depository, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee.

Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Trust, the trustees of the Trust or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Declaration, the guarantee, the indenture or our Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax consequences associated with the purchase, beneficial ownership, and disposition of the Trust Preferred Securities. It applies to you only if you acquire Trust Preferred Securities upon their original issuance at their original offering price and you hold your Trust Preferred Securities as capital assets for tax purposes.

This summary is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., financial institutions, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, life insurance companies, real estate investment trusts, regulated investment companies, persons that hold notes as a position in a “straddle”, or as part of a synthetic security or “hedge”, “conversion transaction”, “constructive sale” or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, or tax-exempt organizations). Accordingly, prospective investors should consult their own tax advisors with regard to the U.S. federal income tax consequences of an investment in the Trust Preferred Securities and the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions, to their particular situations.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as in effect as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Trust Preferred Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Trust Preferred Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Trust Preferred Securities.

The Debentures are a novel financial instrument, and there is no clear authority addressing their federal income tax treatment. We have not sought any rulings concerning the treatment of the Debentures, and the advice of our special tax counsel is not binding on the Internal Revenue Service (“IRS”). Investors should consult their own tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the Trust Preferred Securities, including the application to their particular situation of the United States federal income tax laws discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Debentures

In connection with the issuance of the Debentures, Kennedy & Baris, LLP, will render its opinion to us generally to the effect that, under current law, and based on certain facts, assumptions and representations, and assuming full compliance with the terms of the indenture and other relevant documents, the Debentures held by the Trust will be treated as indebtedness of Southwest for United States federal income tax purposes (although the matter is not free from doubt), and we intend to take a position consistent therewith. Accordingly, the remainder of this discussion assumes that the Debentures will be treated as indebtedness of Southwest.

Classification of Southwest Capital Trust II

In connection with the issuance of the Trust Preferred Securities, Kennedy & Baris, LLP will render its opinion to us generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. The remainder of this discussion assumes the Trust is properly treated as a grantor trust. Accordingly, for United States federal income tax purposes, each holder of Trust Preferred Securities generally will be considered the owner of an undivided interest in the Debentures.

United States Holders

This subsection describes the tax consequences to a “United States Holder.” You are a United States Holder if you are a beneficial owner of a Trust Preferred Security and you are:

•	a citizen or resident of the United States;

•	a corporation (or other entity that is treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the Trust’s administration and one or more United States persons are authorized to control all substantial decisions of the Trust, or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner that is not a United States Holder and not a partnership for United States federal income tax purposes.

Interest Income and Original Issue Discount

Assuming the Debentures are respected as debt for United States federal income tax purposes, the receipt or accrual of periodic income by the Trust from the Debentures generally will be characterized as interest income that will be taxed at ordinary income tax rates, and such distributions will not be treated as dividends and, thus, will not qualify for the dividends-received deduction.

Generally, a Debenture will be issued with original issue discount (or “OID”) if its “stated redemption price at maturity” (the sum of all amounts payable on such Debenture other than “qualified stated interest”) exceeds its issue price by more than a de minimis amount. The “issue price” of a Debenture will equal the first price at which a substantial amount of Debentures are sold for money, excluding sales to underwriters, placement agents, or wholesalers. “Qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If the Debentures are issued with OID, a U.S. Holder will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the Debenture for each day during the taxable year on which such holder holds the Debenture, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable.

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the Debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder of Trust Preferred Securities should include in gross income that holder’s allocable share of stated interest on the Debentures at the time the interest is paid or accrued in accordance with that holder’s method of tax accounting. However, the IRS has not defined the meaning of the term “remote” as used in the applicable Treasury Regulations in any binding ruling or interpretation, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Under the applicable Treasury Regulations, if as of the issue date the option to defer any payment of interest was determined not to be “remote,” or if we exercised that option, the Debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be, and all stated interest on the Debentures would thereafter be treated as OID as long as the Debentures remained outstanding. As discussed above, a United States Holder would be required to include any such OID in income on an economic accrual basis, regardless of that United States Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, the holder would be required to include OID in gross income even though neither we nor the Trust would make actual payments on the Debentures, or on the Trust Preferred Securities, as the case may be, during a deferral period.

Receipt of Debentures upon Liquidation of the Trust

We may liquidate the Trust at any time, in which case the Debentures will be distributed to holders in exchange for the Trust Preferred Securities, as described under “Description of the Debentures — Optional Liquidation of Trust and Distribution of Debentures to Holders.” Assuming that the Trust is classified as a grantor trust for United States federal income tax purposes, under current law, that distribution, for United States federal income tax purposes, generally would be treated as a non-taxable event to each United States Holder, and each United States Holder generally would receive an aggregate tax basis in the Debentures equal to that holder’s aggregate tax basis in its Trust Preferred Securities. A United States Holder’s holding period in the Debentures received in liquidation of the Trust generally should include the period during which the Trust Preferred Securities were held by that holder.

Sales of Trust Preferred Securities; Redemption of Debentures

A United States Holder will be considered to have disposed of all or part of its ratable share of the Debentures if it sells or otherwise disposes of Trust Preferred Securities or if we redeem the Debentures and distribute the proceeds in redemption of the Trust Preferred Securities. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the Trust Preferred Securities and the amount realized on the sale, redemption, or other disposition of those Trust Preferred Securities. Assuming that we do not exercise our option to defer payments of interest on the Debentures and that the Debentures are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price. If the Debentures are deemed to be issued with OID, a United States Holder’s tax basis in the Trust Preferred Securities generally will be its initial purchase price, increased by OID previously included in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments (other than payments of qualified stated interest) received on the Trust Preferred Securities since and including the date that the Debentures were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the Debentures required to be included in income, and generally will be long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

If we exercise our option to defer payment of interest on the Debentures, the Trust Preferred Securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying Debentures. In the event of that deferral, a United States Holder who disposes of its Trust Preferred Securities generally would be required to include in income as ordinary income accrued but unpaid interest on the Debentures outstanding as of the date of disposition and to add such amount to its adjusted tax basis in its ratable share of the underlying Debentures deemed disposed. To the extent the selling price is less than the holder’s adjusted tax basis, that holder generally would recognize a capital loss. The ability of a taxpayer to offset a capital loss against other income, and the amount and character of income that may be so offset, varies depending on the United States federal income tax status of the taxpayer that incurs the capital loss.

Information Reporting and Backup Withholding

Generally, payments made on the Trust Preferred Securities will be subject to information reporting. In addition, a non-corporate United States Holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to the paying agent in the manner required, is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. Non-corporate United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of the Trust Preferred Securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the Debentures will be respected as indebtedness of Southwest, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a Trust Preferred Security to a non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	and the non-United States Holder satisfies the statement requirement by providing to the paying agent, in accordance with specified procedures, a statement to the effect that it is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the Trust Preferred Securities (including payments in respect of OID, if any, on the Trust Preferred Securities) made to a non-United States Holder should be subject to a 30% United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the Trust Preferred Securities is not subject to such withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the Trust Preferred Securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, is attributable to that permanent establishment), the non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if it were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

If, contrary to the opinion of counsel, Debentures held by the Trust were recharacterized as equity of Southwest, payments on the Trust Preferred Securities to a non-United States Holder would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty unless the payments are effectively connected with the holder’s conduct of a trade or business in the United States (and the holder properly certifies this fact), in which case rules similar to the rules described in the preceding paragraph would apply to such payments.

Any gain realized on the sale or other disposition of a Trust Preferred Security generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding will not apply to a distribution on a Trust Preferred Security to a non-United States Holder, or to proceeds from the disposition of a Trust Preferred Security by a non-United States Holder, in each case, if the holder (i) certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary or (ii) otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a Trust Preferred Security is not held through a qualified intermediary, the amount of payments made on that Trust Preferred Security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies or other arrangement that is subject to Title I of ERISA (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Trust Preferred Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit plans, as well as individual retirement accounts and other arrangements to which Section 4975 of the Code applies (also “plans”), from engaging in transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to such plan, unless an exemption applies. Southwest may be considered a party in interest or disqualified person with respect to a plan to the extent Southwest or any of its affiliates are engaged in providing services to such plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such parties in interest and disqualified persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but these plans may be subject to other laws not described herein that contain fiduciary and prohibited transaction provisions similar to those under Title I of ERISA and Section 4975 of the Code or laws which otherwise seek to apply to the Trust Preferred Securities or the Trust as a result of such a plan investing in the Trust Preferred Securities (“Similar Laws”).

Under a regulation, 29 CFR 2510.3-101, (the “plan assets regulation”) issued by the U.S. Department of Labor and modified by Section 3(42) of ERISA, the assets of the Trust would be deemed to be “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Code if a plan makes an “equity” investment in the Trust and no exception were applicable under the plan assets regulation. An “equity interest” is defined under the plan assets regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in the Trust.

Under an exception contained in the plan assets regulation, the assets of the Trust would not be deemed to be “plan assets” of investing plans if the Trust Preferred Securities issued by the Trust are “publicly offered securities” — that is, they are widely held (i.e., owned by more than 100 investors independent of the Trust and of each other), freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and then timely registered under the Exchange Act.

Although no assurance can be given in this regard, Southwest expects that the Trust Preferred Securities will meet the criteria of “publicly offered securities” described above. The underwriters of the Trust Preferred Securities expect that the Trust Preferred Securities will be held by at least 100 independent investors at the conclusion of the offering and that the Trust Preferred Securities will be freely transferable. The Trust Preferred Securities will be sold as part of an offering under an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

All of the common securities will be purchased and held by Southwest. Even if the assets of the Trust are not deemed to be “plan assets” of plans investing in the Trust, specified transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing plan. For example, if Southwest were a party in interest with respect to an investing plan, either directly or by reason of the activities of one or more of its affiliates, the sale of the Trust Preferred Securities by the Trust to the plan could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trust Preferred Securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, as amended, for specified transactions determined by independent qualified professional asset managers.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the Trust Preferred Securities on behalf of or with “plan assets” of any plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

Any acquiror or holder of the Trust Preferred Securities or any interest in the Trust Preferred Securities will be deemed to have represented by its acquisition and holding that either:

•	it is not a plan or governmental, church or foreign plan subject to ERISA, Section 4975 of the Code or any Similar Laws, nor is it a plan asset entity, and it is not acquiring such securities on behalf of or with “plan assets” of any such plan or governmental, church or foreign plan; or

•	its acquisition and holding of Trust Preferred Securities qualifies (based on advice of counsel) for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or another applicable statutory or administrative exemption with respect to such acquisition or holding.

Acquirors and holders of Trust Preferred Securities have the exclusive responsibility for ensuring that their acquisition and holding of the Trust Preferred Securities comply with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or any applicable Similar Law).

UNDERWRITING

Southwest Bancorp, Inc., Southwest Capital Trust II, and the underwriters named below will enter into an underwriting agreement with respect to the Trust Preferred Securities being offered. Stifel, Nicolaus & Company, Incorporated, Howe Barnes Hoefer & Arnett, Inc., Morgan Keegan and Company, Inc. and Sterne, Agee & Leach, Inc. are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, which will be filed by us as an exhibit to a Current Report on Form 8-K, each underwriter has severally agreed to purchase from us the number of Trust Preferred Securities set forth opposite its name in the following table:

Number of Trust
Underwriters	Preferred Securities

Stifel, Nicolaus & Company, Incorporated
Howe Barnes Hoefer & Arnett, Inc.
Morgan Keegan and Company, Inc.
Sterne, Agee & Leach, Inc.
Total

The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of Trust Preferred Securities, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase Trust Preferred Securities depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase and pay for all of the Trust Preferred Securities being offered by this prospectus supplement and the accompanying prospectus, if any such Trust Preferred Securities are taken. However, the underwriters are not obligated to take or pay for the Trust Preferred Shares covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

The Trust Preferred Securities are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Electronic Prospectus Delivery

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. The representatives for the several underwriters may agree to allocate a number of Trust Preferred Securities to underwriters for sale to their online brokerage account holders. The representatives will allocate Trust Preferred Securities to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus.

Nasdaq Global Select Market Listing

We expect the Trust Preferred Securities to be approved for listing and eligible for trading on the Nasdaq Global Select Market upon initial delivery of the Trust Preferred Securities. The representatives have advised the Trust that they presently intend to make a market in the preferred securities after the commencement of trading on, but no assurance can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distributions rate have been determined by negotiations among our representatives and the underwriters, and the offering price of the Trust Preferred Securities may not be indicative of the market price flowing the offering. The representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

Over-Allotment Option

We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 180,000 additional Trust Preferred Securities at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional Trust Preferred Securities in proportion to their respective initial purchase amounts. We will be obligated to sell these Trust Preferred Securities to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Trust Preferred Securities offered by this prospectus supplement.

Commissions and Expenses

In view of the fact that the proceeds from the sale of the Trust Preferred Securities and Trust common securities will be used to purchase the Debentures, the underwriting agreement provides that we will pay as compensation for the underwriters’ arranging the investment therein of such proceeds, $0.7875 per Trust Preferred Security. The following table summarizes the underwriting commission to be paid by Southwest Bancorp to the underwriters and the proceeds we will receive before other expenses related to this offering:

	Per Trust	Total, without	Total, with
	Preferred	Over-Allotment	Over-Allotment
	Security	Exercise	Exercise

Initial public offering price	$25.0000	$30,000,000	$34,500,000
Underwriting commission to be paid by Southwest Bancorp	$0.7875	$945,000	$1,086,750
Proceeds to Southwest Bancorp, Inc.	$24.2125	$29,055,000	$33,413,250

The underwriters propose to offer the Trust Preferred Securities directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $      per Trust Preferred Security, of which a concession of not more than $      per Trust Preferred Security may be re-allowed to other dealers. After the public offering of the Trust Preferred Securities, the underwriters may change the offering price and other selling terms.

We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $     .

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase Trust Preferred Securities shares so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of Trust Preferred Securities in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of Trust Preferred Securities over-allotted by the underwriters is not greater than the number of Trust Preferred Securities that they may purchase in the over-allotment option. In a naked short position, the number of Trust Preferred Securities involved is greater than the number of Trust Preferred Securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing Trust Preferred Securities in the open market.

•	Syndicate covering transactions involve purchases of Trust Preferred Securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Trust Preferred Securities to close out the short position, the underwriters will consider, among other things, the price of Trust Preferred Securities available for purchase in the open market as compared with the price at which they may purchase Trust Preferred Securities through exercise of the over-allotment option. If the underwriters sell more Trust Preferred Securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, that position can be closed out only by buying Trust Preferred Securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the Trust Preferred Securities in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Trust Preferred Securities originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Trust Preferred Securities or preventing or retarding a decline in the market price of the Trust Preferred Securities. As a result, the price of the Trust Preferred Securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Trust Preferred Securities. These transactions may be effected on the Nasdaq Global Select Market in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

It is expected that delivery of the Trust Preferred Securities will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the third business day following the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Because the Financial Industry Regulatory Authority (FINRA) may view the offering of the Trust Preferred Securities as a “direct participation program”, the offering is being made in compliance with Conduct Rule 2810 of FINRA. Under Rule 2810, none of the named underwriters is permitted to sell Trust Preferred Securities in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and expenses.

In compliance with FINRA guidelines, underwriting compensation to any person participating in the distribution may not exceed 10% of the amount offered in each offering under this prospectus supplement.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by James I. Lundy, III, Attorney at Law, Washington, DC or Kennedy & Baris, L.L.P. Bethesda, Maryland and, with respect to Delaware law relating to the trusts, Young Conaway Stargatt & Taylor, LLP, Wilmington, Delaware.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Junior Subordinated Debentures
Guarantees
Serial Preferred Stock
Depository Shares
Rights
Warrants
Units

SOUTHWEST CAPITAL TRUST II
SOUTHWEST CAPITAL TRUST III
SOUTHWEST CAPITAL TRUST IV

Trust Preferred Securities

We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus, and one or more of Southwest Capital Trust II, III, or IV may offer and sell, from time to time, in one or more offerings, trust preferred securities. The aggregate initial offering price of the securities that we offer will not exceed $75,000,000. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “OKSB.”

You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is June 16, 2008

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
RISK FACTORS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	3
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	4
SOUTHWEST BANCORP, INC.	4
SOUTHWEST CAPITAL TRUST II, SOUTHWEST CAPITAL TRUST III, AND SOUTHWEST CAPITAL TRUST IV	5
USE OF PROCEEDS	5
RATIO OF EARNINGS TO FIXED CHARGES	6
DESCRIPTION OF SECURITIES WE MAY OFFER	6
Debt Securities	6
Junior Subordinated Debentures	7
Trust Preferred Securities	8
Guarantees	8
Serial Preferred Stock	9
Depositary Shares	11
Rights	12
Warrants	13
Units	13
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	15
EXPERTS	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and Southwest Capital Trusts II, III, and IV filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or delayed offering process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus, and the trusts may, from time to time, sell trust preferred securities (which may be guaranteed by us), in one or more offerings having an initial aggregate offering price of up to $75,000,000.

This prospectus provides you with a general description of each of the securities we may offer. Each time we offer and sell any of these securities we will provide a prospectus supplement that contains specific information about the terms of that offering. The supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the trusts and the securities offered under this prospectus. The registration statement may be read at the United States Securities and Exchange Commission’s website at www.sec.gov or at its office mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, we refer to serial preferred stock, subordinated debentures, depositary shares, rights, and units collectively as “securities.” The terms “we,” “us,” and “our” refer to Southwest Bancorp and our subsidiaries; except that in the discussion of our capital stock and related matters these terms refer solely to Southwest Bancorp and not to any of our subsidiaries. The term “trusts” refers to Southwest Capital Trusts II, III, and IV.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (file no. 000-23064). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or the applicable prospectus supplement or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Our Annual Report on Form 10-K for the year ended December 31, 2007;

(b) Our Proxy Statement in connection with our 2008 annual meeting of shareholders filed on March 13, 2008 (Except for the Compensation Committee Report and Report of the Audit Committee contained therein);

(c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

(d) Our Current Reports on Form 8-K filed on January 2, 2008, January 22, 2008, March 4, 2008, March 17, 2008, April 17, 2008, April 29, 2008, April 29, 2008, May 27, 2008, and June 3, 2008.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You can obtain any of the documents incorporated by reference from us, the SEC, or the SEC’s internet web site as described above. (See “Where You Can Find More Information” on page 2.) Documents incorporated by reference, including any exhibits specifically incorporated by reference therein, are available from us without charge. You may obtain copies of documents incorporated by reference without charge by requesting them in writing or by telephone from:
Kerby E. Crowell
Executive Vice President,
Chief Financial Officer and Corporate Secretary
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
Telephone (405) 742-1800

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, the documents incorporated by reference into it, and any prospectus supplements that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance and the financial performance of our operating segments;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk; and

•	statements of our ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. These other matters include, among other things, the direct and indirect effects of the recent subprime and consumer lending issues on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC.

The cautionary statements in this prospectus, any accompanying prospectus supplement, and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus or any prospectus supplement, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

SOUTHWEST BANCORP, INC.

Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Bank of Kansas, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through our subsidiaries, we offer commercial and consumer lending, deposit, and investment services and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston, San Antonio, and Tilden, Texas; and Hutchinson, South Hutchinson, Kansas City, and Wichita, Kansas; and on the internet, through SNB DirectBanker®. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. We became a public company in late 1993.

Our banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and complement more traditional banking products. Such specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently, and management consulting services through Southwest’s management consulting subsidiaries: Healthcare Strategic Support, which serves physicians, hospitals, and healthcare groups, and Business Consulting Group, Inc., which serves small and large commercial enterprises.

Our strategic focus includes expansion in carefully selected geographic markets based on identification of concentrations of customers in our traditional areas of expertise (healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate lending). Southwest’s expansion outside Oklahoma began in 2002. At March 31, 2008, our Oklahoma Banking segment loans totaled $943.3 million, the Texas Banking segment accounted for $797.7 million, the Kansas Banking segment accounted for $287.3 million, and the Other States Banking segment accounted for $259.2 million in loans. In total, non-Oklahoma segments accounted for 59% of portfolio loans and 57% of total loans, which include loans held for sale.

Our principal executive offices are located at 608 South Main Street, Stillwater, Oklahoma 74074. Our telephone number is (405) 742-1800.

SOUTHWEST CAPITAL TRUST II, SOUTHWEST CAPITAL TRUST III, AND SOUTHWEST CAPITAL
TRUST IV

Southwest Capital Trust II, Southwest Capital Trust III, and Southwest Capital Trust IV (the “trusts”) are statutory trusts that we formed under the Delaware Statutory Trust Act. The trusts are registering for sale trust preferred securities in this offering. The trusts also will issue common trust securities (“common securities”) to us. (The trust preferred securities and the common securities are referred to in this prospectus as the “trust securities.”)

The trusts exist only to issue trust securities for cash, to invest the proceeds in an equivalent amount of junior subordinated debentures issued by us, and to engage in other activities that are necessary or incidental to the issuance of the trust securities and the investment in subordinated debentures. The trusts have no separate financial statements. We do not believe that the statements would be significant to you because the trusts are our direct, wholly owned subsidiaries, have no independent operations, and exist solely for the reasons summarized above. We will pay all of the expenses of operating the trusts.

The principal office of each trust is located at 608 South Main Street, Stillwater, Oklahoma, and its telephone number is (405) 742-1800.

USE OF PROCEEDS

We intend to use the net proceeds from sales of our securities as set forth in the applicable prospectus supplement or pricing supplement relating to a specific issuance of securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2007 and each of the three-month periods ended March 31, 2008 and 2007 are as follows:

	Three Months Ended
	March 31,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003

Raio of earnings to fixed charges:
Including interest on deposits	1.40	x	1.36	x	1.41	x	1.54	x	1.67	x	1.90	x	1.80	x
Excluding interest on deposits	3.86	x	3.35	x	4.00	x	3.96	x	4.01	x	3.76	x	3.85	x

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

•	income before taxes; and

•	fixed charges.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

•	interest expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

•	that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

We had no shares of preferred stock outstanding in any of the periods shown.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our debt securities, junior subordinated debentures, guarantees of payment, serial preferred stock, depositary shares, rights, warrants, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus.

Debt Securities

In this section, we describe the general terms and provisions of the debt securities that we may offer. The specific terms of any debt securities will be described in one or more prospectus supplements relating to those debt securities and other offering materials we may provide. The description of Junior Subordinated Debentures we may issue is provided on page 7.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as our creditors from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. We may issue senior or subordinated debt securities under one of two separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior debt indenture and the subordinated debt indenture are referred to individually in this prospectus as the “indenture” and collectively as the “indentures.” This prospectus outlines briefly the provisions of the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the applicable prospectus supplement relating to such series of debt securities. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

The indentures contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indentures. This summary is subject to and is qualified in its entirety by reference to the provisions of the indentures, including definitions of terms used in the indentures. Your rights are defined by the terms of the indentures, not the summary provided here. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture pursuant to which such debt securities are issued.

Holders may transfer debt securities in definitive bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

We generally will have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Junior Subordinated Debentures

In this section we describe the general terms of the junior subordinated debentures which we may issue in connection with the issuance of trust preferred securities by one or more of the trusts. The specific terms of any junior subordinated debentures will be described in one or more prospectus supplements relating to those securities and other offering materials we may provide

The junior subordinated debentures will be issued under one or more indentures, between us and an independent bank qualified under the Trust Indenture Act of 1939, as trustee. The indentures will be qualified under the Trust Indenture Act. The applicable junior subordinated indenture will be filed as an exhibit to the registration statement relating to this prospectus or incorporated by reference into this prospectus from a Form 8-K.

The junior subordinated debentures will be deeply subordinated debt instruments, and will be issued to one or more of the trusts in connection with the issuance of that trust’s preferred securities. Unless otherwise described in the applicable prospectus supplement regarding any junior subordinated debentures, the junior subordinated debentures will rank equally with all other junior subordinated debentures, will be unsecured, and will be subordinate and junior in priority of payment to all of our senior debt and subordinated debt.

We will have the ability to defer interest payments on the junior subordinated debt at any time, for a period of up to five years. Any such deferral will result in a deferral of payments under the related trust preferred securities, and on all other issues of junior subordinated debentures and related trust preferred securities.

Junior subordinated debentures, and the related trust preferred securities, may be redeemable after a period designated in the applicable indenture, in our discretion, and may be redeemable prior to such period if any events occur which adversely affect the status of the related trust as a grantor trust and a pass through entity, adversely affect the trust’s exemption from the Investment Company Act, or adversely affect the ability of the trust preferred securities to be treated as tier one capital of Southwest Bancorp.

Trust Preferred Securities

In this section we describe the general terms of the trust preferred securities which may be issued by Southwest Capital Trust II, Southwest Capital Trust III, and Southwest Capital Trust IV. The specific terms of any trust preferred securities will be described in one or more prospectus supplements relating to those securities and other offering materials we may provide. Trust preferred securities will be issued pursuant to the terms of an amended and restated trust agreement between Southwest Bancorp as sponsor of the trust, one or more independent banks qualified under the Trust Indenture Act of 1939 as trustees, and the individuals we appoint as administrators of the trusts.

The trusts exist solely for the purpose of issuing their preferred securities, and using the proceeds of the sale of trust preferred securities, and the proceeds of the issuance of all of the common securities of the trusts to us, to purchase from us an equal amount of our junior subordinated debentures, which will be the sole assets of the trusts. The payment provisions of any trust preferred securities will correspond to those of the related junior subordinated debentures. The trust preferred securities will represent an undivided interest in the junior subordinated debentures held by the applicable trust.

The assets of each trust available for distribution to holders of trust preferred securities will be limited to payments received from us under the junior subordinated debentures held by such trust. If we fail to make a payment on the junior subordinated debentures, the property trustee will not have sufficient funds to make related payments, including distributions, on the trust preferred securities.

The trusts will redeem an amount of their capital securities equal to the amount of the related junior subordinated debentures redeemed. Trust preferred securities may be redeemable after a period designated in the applicable indenture, in our discretion, and may be redeemable prior to such period if any events occur which adversely affect the status of the trust as a grantor trust and a pass through entity, adversely affect the trust’s exemption from the Investment Company Act, or adversely affect the ability of the trust preferred securities to be treated as tier one capital of Southwest Bancorp.

Generally, the sole source of payment of distributions, principal, redemption payments, or liquidation payments on the trust preferred securities will be our payments on the related issue of junior subordinated debentures.

Under certain circumstances, the junior subordinated securities held by the trust may be distributed to the holders of that trust’s related preferred securities.

Guarantees

In this section we describe the general terms of the guarantees of trust preferred securities which we may provide in connection with the issuance of trust preferred securities by the trusts. Except as may be described in one or more prospectus supplements relating to those securities and other offering materials we may provide, we will execute a guarantee, for the benefit of holders of the trust preferred securities at the same time that the trust issues the capital securities. An unaffiliated bank will act as the guarantee trustee for the benefit of holders of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act.

We will irrevocably guarantee payment in full of amounts due under the trust preferred securities on a junior subordinated basis and to the extent the issuer trust has funds available for payment of those amounts. We refer to this obligation as the “guarantee.” However, the guarantee does not cover payments if the applicable trust does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the issuer amounts due under the junior subordinated debentures. If we fail to make a payment on the junior subordinated debentures, the property trustee will not have sufficient funds to make related payments, including distributions, on the applicable trust preferred securities, and as such we will not be required to make any payments under the guarantee.

Serial Preferred Stock

General.  In this section, we describe the general terms of serial preferred stock we may offer. As of the date of this prospectus, no shares of serial preferred stock are outstanding. Our board of directors may (or may direct a board committee to) authorize the issuance of one or more series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of serial preferred stock, when issued and sold, will be fully paid and nonassessable.

Our certificate of incorporation authorizes the issuance of two classes of serial preferred stock, $1.00 par value per share. The following description applies to both classes unless otherwise stated. We issued 690,000 shares of 9.20% Redeemable, Cumulative Preferred stock, Series A in 1995, all of which were redeemed for cash in accordance with their terms in 1998, and issued rights in connection with our shareholder rights plan for Class B Series 1 Preferred Stock in 1999, as described further below. Approximately 1,250,000 shares of serial preferred stock remain authorized and available for designation and issuance. We also may issue depositary shares each of which would represent a fractional interest in serial preferred stock, as described later in this Prospectus.

The number of shares and all of the relative rights, preferences, and limitations of the respective series of preferred stock authorized by the board of directors (or a committee established by the board of directors) will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

•	the distinctive serial designation and the number of shares constituting such series;

•	the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

•	the voting powers, full or limited, if any, of the shares of such series;

•	whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

•	the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of Southwest;

•	whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

•	whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of Southwest and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

•	the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

•	whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock will have the same relative powers, preferences and rights as, and will be identical in all respects to, all the other shares of the same series.

Dividends.  If described in the applicable prospectus supplement, we will pay cumulative cash dividends to the holders of preferred stock, when and as declared by the board of directors or the committee, out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The board of directors or the committee will fix a record date for the payment of dividends. We will pay dividends on the preferred stock to the holders of record on that record date.

We will not declare, pay or set aside for payment any dividends on any preferred stock ranking in parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock ranking junior or in parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):

•	declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

•	make other distributions;

•	redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

•	make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange.  The prospectus supplement will indicate whether and on what terms the shares of preferred stock will be convertible into or exchangeable for shares of any other class, series, or security or any other property (including whether the conversion or exchange is mandatory and at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion, exchange price, or rate and the circumstances or manner in which the amount of preferred stock or other securities issuable upon conversion or exchange may be adjusted).

Redemption.  The prospectus supplement will indicate whether, and on what terms, shares of any series of preferred stock will be subject to mandatory redemption or a sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of Southwest, the holders of shares of preferred stock will be entitled to receive, out of our assets available for distribution to stockholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up, or to holders of our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution, or winding up. Unless otherwise provided in the applicable prospectus supplement, a consolidation or merger with or into another corporation, a merger of another corporation with or into Southwest, or a sale or transfer of all or part of our assets for cash or securities will not be considered a liquidation, dissolution, or winding up.

If, upon any liquidation, dissolution, or winding up of our assets then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking in parity with the preferred stock as to rights upon liquidation, dissolution, or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting Rights.  Unless otherwise determined by our board of directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

So long as any shares of the preferred stock remain outstanding, we will not, without the consent of the holders of at least a majority of the shares of preferred stock outstanding at the time, voting together as one class with all other series of preferred stock having similar voting rights that have been conferred and are exercisable issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation or dissolution, or amend, alter or repeal the provisions of our certificate or of the resolutions contained in the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any power, preference, or special right of the outstanding preferred stock or its holders.

No Preemptive Rights.  No serial preferred stock will be entitled to preemptive rights with respect to shares or other securities.

Certificate of Incorporation and Bylaw Provisions; Rights Plan.  Our certificate of incorporation and bylaws contain provisions that could discourage takeover attempts that are not approved by the board of directors. The Oklahoma General Corporation Act includes provisions that make an acquisition of Southwest more difficult. These provisions may prevent a future takeover attempt in which our shareholders otherwise might receive a substantial premium for their shares over then-current market prices.

These provisions include supermajority provisions for the approval of certain business combinations and certain provisions relating to meetings of shareholders. Our certificate of incorporation also authorizes the issuance of additional shares without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

In addition, we have adopted a shareholder rights plan designed to protect our shareholders against acquisitions that our board of directors believes are unfair or otherwise not in the best interests of Southwest and its shareholders. Under the rights plan, adopted in 1999 and expiring in April 2009, each holder of record of our common stock, subject to the limits of the rights plan, has received, or will receive, one right per common share. The rights generally become exercisable if an acquiring party accumulates, or announces an offer to acquire, 10% or more of our voting stock. Each right entitles the holder (other than the acquiring party) to buy, under specified circumstances, shares of our common stock or equivalent securities, or shares of the acquiror’s securities, having a value of twice the right’s exercise price. Under the rights plan, we also may exchange each right, other than rights owned by an acquiring party, for a share of our common stock or equivalent securities.

Depositary Shares

In this section, we describe the general terms and provisions of the depositary shares that we may offer. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular series of depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in serial preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in serial preferred stock and would be represented by a depositary receipt.

The serial preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of serial preferred stock represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the serial preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of the applicable depositary agreement if we offer depositary shares, see “Incorporation of Certain Information by Reference” on page 3 and “Where You can Find More Information” on page 2 . We urge you to read the applicable depositary agreement and the applicable prospectus supplement and any other offering material in their entirety.

Rights

In this section, we describe the general terms and provisions of the rights to securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” on page 3 and “Where You can Find More Information” on page 2. We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

Warrants

In this section, we describe the general terms and provisions of the warrants to purchase securities that we may offer. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable, and any other specific terms of the warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” on page 3 and “Where You can Find More Information” on page 2. We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Units

In this section, we describe the general terms and provisions of the units that we may offer. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Incorporation of Certain Information by Reference” on page 3 and “Where You can Find More Information” on page 2. We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by James I. Lundy, III, Attorney at Law, Washington, DC or Kennedy & Baris, L.L.P. Bethesda, Maryland and, with respect to the trusts and the securities issued by the trusts, by Shipman & Goodwin LLP, Hartford, Connecticut, and, with respect to Delaware law relating to the trusts, Young Conaway Stargatt & Taylor, LLP, Wilmington, Delaware.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Debt Securities
Junior Subordinated Debentures
Guarantees
Serial Preferred Stock
Depository Shares
Rights
Purchase Contracts
Warrants
Units

SOUTHWEST CAPITAL TRUST II
SOUTHWEST CAPITAL TRUST III
SOUTHWEST CAPITAL TRUST IV

Trust Preferred Securities

PROSPECTUS